Exhibit 99.1
Unless otherwise stated or the context otherwise indicates, references to “Exicure,” the “Company,” “we,” “our,” “us,” or similar terms refer to Exicure, Inc. and our wholly-owned subsidiary, Exicure Operating Company.
DESCRIPTION OF OUR BUSINESS
Overview
We are a clinical-stage biotechnology company developing gene regulatory and immuno-oncology therapeutics based on our proprietary Spherical Nucleic Acid, or SNA, technology. SNAs are nanoscale constructs consisting of densely packed synthetic nucleic acid sequences that are radially arranged in three dimensions. We believe the design of our SNAs gives rise to distinct chemical and biological properties that may provide advantages over other nucleic acid therapeutics and enable therapeutic activity outside of the liver. Since our SNAs have shown in a Phase 1 clinical trial and in preclinical studies that they can cross certain biological barriers when administered locally, we believe that they have the therapeutic potential to target diseases not typically addressed with other nucleic acid therapeutics. We have demonstrated the ability to cross certain biological barriers in a Phase 1 clinical trial of two therapeutic candidates, AST-008 and AST-005, and in preclinical studies of one other therapeutic candidate, XCUR17.
AST-008, is an SNA consisting of toll-like receptor 9, or TLR9, agonists designed for immuno-oncology applications. TLR9 agonists bind to and activate TLR9 receptors. We believe AST-008 may be used for immuno-oncology applications as a monotherapy or in combination with checkpoint inhibitors. Checkpoint inhibitors are therapeutics that prevent tumors from evading destruction by the immune system. We have observed that administration of AST-008 as a monotherapy can have anti-tumor activity in colon cancer, breast cancer, lymphoma and melanoma mouse models. We have also observed that, in preclinical studies in a variety of tumor models, AST-008 applied in combination with certain checkpoint inhibitors exhibited anti-tumor responses and survival rates that were greater than those demonstrated by checkpoint inhibitors alone. Importantly, in an anti-PD-1 antibody-resistant breast cancer mouse model, administration of AST-008 with certain anti-PD-1, or programmed death 1, antibodies restored the anti-tumor activity of these antibodies. We have also demonstrated that AST-008 was active when administered subcutaneously, intratumorally or intravenously, in both prevention and established mouse tumor models. The administration of AST-008 also produced localized as well as abscopal anti-tumor activity in mouse cancer models. Additionally, administration of AST-008 in combination with certain checkpoint inhibitors conferred adaptive immunity in breast and colon cancer mouse models. We filed a CTA for a Phase 1 clinical trial of AST-008 in the United Kingdom in the second quarter of 2017. In the third quarter of 2017, we received an authorization from the MHRA, the competent health authority of the United Kingdom, to conduct a Phase 1 clinical trial with AST-008. We began subject dosing in our Phase 1 clinical trial for AST-008 in the fourth quarter of 2017. This trial was completed in the third quarter of 2018. Based on our initial analyses of the Phase 1 clinical trial results, AST-008 was shown to be safe and tolerable in all subjects, with no serious adverse events and no dose limiting toxicity. All AST-008-related adverse events were of short duration, reversible and consistent with TLR9 activation. In addition, AST-008 was shown to elicit high levels of certain cytokines as well as to activate important effector cells of the immune system, including T cells and natural killer cells which are the main drivers of an anti-tumor response. We intend to begin an open-label Phase 1b/2 trial of intra-tumorally dosed AST-008 in combination with a checkpoint inhibitor before year end.
XCUR17, is an SNA that targets the mRNA that encodes interleukin 17 receptor alpha, or IL-17RA, a protein that is considered essential in the initiation and maintenance of psoriasis. Although the availability of inhibitors of TNF revolutionized the systemic treatment of severe psoriasis, studies of disease pathogenesis have shifted attention to the IL-17 pathway, in which IL-17RA is a key driver of psoriasis. Our strategy is to reduce the levels of IL-17RA in the skin by topically applying XCUR17. In preclinical studies, XCUR17 inhibited IL-17RA in the keratinocytes of the skin. We filed a CTA for a Phase 1 clinical trial of XCUR17 in patients with psoriasis in Germany in the third quarter of 2017. Our CTA was approved in February 2018 and we began dosing patients in our Phase 1 clinical trial in April 2018. We have dosed 19 of the prospective 25 patients. Full enrollment and trial completion is expected during the fourth quarter of 2018.

AST-005, is an SNA targeting TNF for the treatment of mild to moderate psoriasis that is intended to be administered locally in a gel to psoriatic lesions. In a completed Phase 1 clinical trial, AST-005, when topically administered to the skin of patients with mild to moderate psoriasis, resulted in no drug associated adverse events, and demonstrated a reduction of TNF mRNA. The TNF mRNA reduction elicited by the highest strength of AST-005 gel was statistically significant when compared to the effects of the vehicle.
On December 2, 2016, we entered into a research collaboration, option and license agreement with Purdue, referred to as the Purdue Collaboration. As part of our collaboration with Purdue, a Phase 1b clinical trial was conducted in Germany to evaluate the effect of AST-005 gel in patients with chronic plaque psoriasis. The trial evaluated the safety, tolerability, and plaque thickness following topical application of different strengths of AST-005 formulated as a topical gel. The trial demonstrated that AST-005 is safe and tolerable in patients at higher doses than were previously studied, however, the study did not result in a statistically significant decrease in echo lucent band thickness, one of the key indicators of efficacy in patients with psoriasis . In April 2018, Purdue notified the Company it had declined to exercise its option to develop AST-005 at that time, but that it also intended to retain rights relating to the TNF target, and Purdue reserved its right to continue joint development, with Exicure, of new anti-TNF drug candidates and to retain its exclusivity and other rights to AST-005.
We believe that one of the key strengths of our proprietary SNAs is that they have the potential to enter a number of different cells and organs. As a consequence, we are also conducting early stage research activities in neurology, ophthalmology, pulmonology, and gastroenterology. In June 2018, the Company and researchers from The Ohio State University Wexner Medical Center presented a poster at the Cure SMA Annual Conference titled: “Nusinersen in spherical nucleic acid (SNA) format improves efficacy both in vitro in SMA patient fibroblasts and in Δ7 SMA mice and reduces toxicity in mice.” It was observed in a preclinical study that nusinersen in SNA format prolonged survival by four-fold (maximal survival of 115 days compared to 28 days for nusinersen-treated mice) as well as doubled the levels of healthy full-length SMN2 mRNA and protein in SMA patient fibroblasts when compared to nusinersen. Based on the results of this preclinical study, we intend to further pursue our early stage research activities in neurological applications.
We believe promising therapeutic targets for SNAs include antibody targets with confirmed therapeutic benefit. We envision inhibiting these targets with local application of SNAs in a variety of therapeutic areas. We believe that this approach combines the benefits of specifically inhibiting validated targets without the potential safety issues associated with systemic therapy.
We believe that we have a strong intellectual property, or IP, position in the field of SNA therapeutics. As of June 30, 2018, our patent portfolio consists of over 55 issued patents and allowed patent applications and over 120 pending patent applications. We have licensed IP from Northwestern University and have also independently filed patents to protect our IP. Our license from Northwestern University is for exclusive worldwide rights to the use of SNA technology for therapeutic applications. Any patents arising from AST-005, XCUR17 or AST-008 applications would expire by 2035, 2037, and 2034 or 2035, respectively.
Our Strategy
We intend to build a leading nucleic acid therapeutics company based on our proprietary SNA technology. The key elements of our strategy are:

•
Advance AST-008 through clinical development for immuno-oncology applications. We have conducted preclinical studies of AST-008 in immuno-oncology applications including bladder, breast and colorectal cancer, lymphoma and melanoma. We believe AST-008 is applicable in two cancer treatment strategies: as a monotherapy or in combination with checkpoint inhibitors. We began our Phase 1 clinical trial for AST-008 in the United Kingdom in the fourth quarter of 2017. This trial was completed in the third quarter of 2018. We intend to begin an open-label Phase 1b/2 trial of intra-tumorally dosed AST-008 in combination with a checkpoint inhibitor before year end. We believe AST-008 may be an attractive partnership candidate and we may explore that possibility after our Phase 1 clinical trial results are available.

•
Advance XCUR17 through clinical development for mild to moderate psoriasis. We filed a CTA for a Phase 1 clinical trial of XCUR17 in patients with psoriasis in Germany in the third quarter of 2017. Our CTA was approved in February 2018 and we began dosing patients in our Phase 1 clinical trial in April 2018. We have dosed 19 of the prospective 25 patients. Full enrollment and trial completion is expected during the fourth quarter of 2018.

•
Continue research and development in neurological applications. In June 2018, the Company and researchers from The Ohio State University Wexner Medical Center presented a poster at the Cure SMA Annual Conference titled: “Nusinersen in spherical nucleic acid (SNA) format improves efficacy both in vitro in SMA patient fibroblasts and in Δ7 SMA mice and reduces toxicity in mice.” It was observed in a preclinical study that nusinersen in SNA format prolonged survival by four-fold (maximal survival of 115 days compared to 28 days for nusinersen-treated mice) as well as doubled the levels of healthy full-length SMN2 mRNA and protein in SMA patient fibroblasts when compared to nusinersen. Based on the results of this preclinical study, we intend to further pursue our early stage research activities in neurological applications.

•
Use our proprietary SNA technology to develop additional therapeutic candidates. One of the key strengths of our proprietary SNAs is that they have the potential to enter a number of different cells and organs. We expect that our gene regulatory SNAs may have potential therapeutic applications in organs beyond the liver, such as the brain, eye, gastrointestinal tract, lung and skin. We believe promising therapeutic targets for SNAs include antibody targets with confirmed therapeutic benefit. We envision inhibiting these targets with local application of SNAs in a variety of therapeutic areas. We believe that this approach combines the benefits of specifically inhibiting validated targets without the potential safety issues associated with systemic therapy.

•
Enter into partnerships to accelerate development and commercialization of our SNA therapeutic candidates. Our proprietary SNA technology allows for the potential therapeutic application of nucleic acids in multiple tissues and organs, providing the opportunity to partner with pharmaceutical companies that have development or commercial expertise in a particular therapeutic area of interest where it would be uneconomical or impractical for us to develop SNA therapeutics independently. In addition, in the immuno-oncology field, in preclinical studies we have demonstrated the ability of our immuno-oncology SNAs to work in combination with certain checkpoint inhibitors, creating further potential opportunities to partner our SNAs with companies developing or marketing checkpoint inhibitors.

•
Build, enhance and protect our proprietary SNA intellectual property. We believe the three-dimensional structure of our SNAs provides novel technological and commercial opportunities. We have licensed IP from Northwestern University and have also filed patents independently to protect our IP. Our license from Northwestern University is for exclusive worldwide rights to the use of SNA technology for therapeutic applications. We will continue to protect our IP and innovations arising from our research and development efforts, and prudently in-license technologies where appropriate for protection of our therapeutic pipeline and the broader SNA technology. Any patents arising from AST-005, XCUR17 or AST-008 applications would expire by 2035, 2037, and 2034 or 2035, respectively.

Introduction to Nucleic Acid Therapeutics
Overview of nucleic acids as a therapeutic modality
Historically, therapeutic development has been focused on small molecules and biologics, or protein-based therapeutics, including antibodies. Development of small molecule therapeutics often involves screening thousands of compounds, sometimes without a known protein structure or active site to which the small molecule can bind and affect its disease-related function. Protein-based therapeutics are also subject to limitations. For example, the choice of targets that antibodies can address is typically limited to extracellular protein targets. However, the majority of protein targets are located inside the cell, making them undruggable by antibodies.

Nucleic acid therapeutics represent a treatment approach differing in many important ways from small molecules and biologics. Nucleic acid therapeutics are based on the well-established scientific understanding that DNA in the nucleus of cells is converted into an intermediate molecule, called messenger RNA, or mRNA, that serves as the template for making proteins. Therapeutic gene regulation is the use of nucleic acid therapeutics to modulate the production of target proteins by changing the amount of mRNA that is converted to protein, thereby providing an approach to treating diseases at their genetic origin. Our SNAs are a type of nucleic acid therapeutic.
We believe the development timeline for nucleic acid therapeutic candidates will be shorter than that of small molecules and antibodies. Nucleic acid therapeutics can be directed against most mRNA, including the mRNA of proteins that cannot be targeted by small molecules or antibodies. Due to the detailed knowledge of mRNA sequences in humans, nucleic acid therapeutics can be engineered to be specific to a region of an mRNA sequence while interacting minimally with all other mRNA sequences. Moreover, due to the well-defined length and composition of mRNA sequences, a relatively small set of rationally designed therapeutic candidates, usually hundreds, can be synthesized and tested for activity against an mRNA target. This is in contrast to the small molecule drug development process that requires a much larger number of candidates to be screened.
Challenges in developing nucleic acid therapeutics
Significant progress has been made in the development of nucleic acid therapeutics. However, we believe there are ongoing technical challenges in the nucleic acid therapeutics field. Nucleic acids are molecules that, when administered without proper formulation, encounter a number of barriers to their bioavailability, biodistribution, and desired biological activity. These challenges have often been met by chemically modifying the oligonucleotide and by encapsulating or complexing it with a lipid or polymer carrier. Despite these advances in the delivery of oligonucleotides, the biodistribution of these molecules remains a challenge since oligonucleotides typically accumulate in the liver after subcutaneous or intravenous administration, thereby limiting their primary application to diseases of the liver. In an array of experiments, we have demonstrated that SNAs, administered locally without encapsulation or complexation, enter cells and organs. We believe the local administration of our gene regulatory SNAs will potentially enable safe and efficacious therapeutic applications to organs beyond the liver.
Overview of immuno-oncology as a therapeutic modality
In healthy individuals, the immune system fights off pathogens, such as bacteria and viruses. The immune system should also recognize cancer cells as foreign and eliminate them. However, cancers present a challenge because they have developed strategies to resist detection and clearance by the immune system. Immuno-oncology approaches help the patient’s immune system identify a cancer as foreign and stimulate a tumor-clearing immune response. One of the greatest benefits of the immuno-oncology approach is the continuous, durable anti-tumor response that can be achieved long after discontinuation of treatment.
Current immuno-oncology therapeutic approaches generally fall into three broad categories. First, there are approaches that stimulate the immune system to detect and eliminate tumors. Examples include cytokines and toll-like receptor, or TLR, agonists. Second, some therapeutics make a cancer more readily visible to the immune system. These therapeutics include checkpoint inhibitors, such as those that target CTLA4, or cytotoxic T-lymphocyte-associated protein 4, PD-1, and PD-L1, or programmed death-ligand 1. Third, there are adoptive cell transfer therapies, including dendritic cell vaccines and chimeric antigen receptor T-cells, or CAR-Ts, that direct the immune system to target a specific type of cancer.
The knowledge of the TLR activation pathway is central to the understanding of how the immune system is stimulated to target cancer. TLRs are membrane- and endosome-bound receptors found on a number of cell types, including specialized immune cells. TLRs recognize specific molecular patterns ordinarily presented by pathogens. When cells recognize pathogens, they produce and release protein signals called cytokines that mobilize the immune system to fight invading pathogens. In addition, they activate antigen presenting cell and helper T-cells, which then coordinate the longer-term pathogen specific adaptive immune response, and as a result, confer long-term immunity to the host.

Checkpoint proteins, such as CTLA4 and PD-1, are expressed on the surface of T-cells and inhibit the function of activated T-cells. Cancers are difficult to treat because they have developed mechanisms to take advantage of these checkpoint proteins thereby evading detection and clearance by the immune system. Inhibiting these checkpoint proteins, especially PD-1 and PD-L1, has proven to be a highly effective anti-cancer therapy in some patients. Nevertheless, checkpoint inhibitors targeting the PD-1 pathway have limited clinical efficacy as monotherapy, with response rates of 20% or less in many common types of cancers, including breast and colon cancers. Emerging evidence suggests that checkpoint inhibitors are effective primarily in patients whose tumors already have pre-existent CD8 T-cell infiltrate, i.e. immune system is already capable of recognizing the tumors. We believe the challenge in the field is to increase the efficacy of checkpoint inhibitors in a broader cancer patient population by converting tumors that are non-T-cell inflamed to T-cell inflamed.
Preclinical data suggest our immuno-oncology SNAs delivered in combination with certain checkpoint inhibitors generate a greater anti-tumor activity than such checkpoint inhibitors alone. In mouse tumor models, administration of AST-008 with anti-PD-1 antibodies suppresses regulatory T-cells, or Tregs, and myeloid-derived suppressor cells, or MDSCs, and increases the levels of CD8 effector T-cells. We believe these important results suggest that the combination of immuno-oncology SNAs and checkpoint inhibitors could potentially treat a larger proportion of cancer patients than checkpoint inhibitors alone.
Our Proprietary Technology: Spherical Nucleic Acids
Our therapeutic discovery and development efforts rely on our proprietary SNA technology. SNAs are nanoscale constructs consisting of densely packed synthetic nucleic acid molecules that are radially arranged in three dimensions. We refer to these synthetic nucleic acid molecules in our SNAs as oligonucleotides and the radial orientation of the oligonucleotides without lipid or polymer encapsulation as our “inside out” or “3-D” approach. Our SNAs, unlike many other nucleic acid therapeutics, do not require lipid or polymer encapsulation or complexation in order to be delivered. Encapsulation is the process of confining the nucleic acids inside the cavities of larger structures, typically liposomes, whereas complexation is the process of creating an assembly of nucleic acids bound together with other molecules, typically lipids or polymers.
This arrangement of oligonucleotides allows our proprietary SNAs to enter cells through class A scavenger receptors. Class A scavenger receptors are commonly found on the surface of cells throughout the body, which we believe provides a ubiquitous mechanism of cellular entry for the local administration of our SNA therapeutic candidates. This mechanism of cellular entry is different from many other nucleic acid therapeutics that typically bind to receptors found only in the liver.
The broad cellular and tissue penetration properties of SNAs enable two distinct therapeutic approaches. Gene regulatory SNAs can be designed to modulate the production of target proteins for a potential therapeutic benefit without triggering an unintended immune response. Immuno-oncology SNAs can be designed to potentially elicit an anti-tumor immune response. Accordingly, we are developing both gene regulatory SNAs for diseases beyond the liver and immuno-oncology SNAs for solid and hematological cancers.

Examples of our proprietary SNA constructs
All of our SNAs contain oligonucleotides that are densely packed and radially oriented.
We believe the key advantages of our proprietary SNAs include:

•
SNAs cross certain biological barriers to deliver nucleic acid therapeutics. Local delivery of nucleic acid therapeutics through biological barriers, such as the skin, has been a significant technical challenge. In our successful Phase 1 clinical trial of AST-005, we showed that SNAs can be delivered without the use of needles, and that our SNAs are capable of reducing the expression of the target TNF gene in lesional patient skin after topical application. Further, in preclinical studies, we have demonstrated delivery and activity of our SNAs in the brain, eye, lung, and gastrointestinal tract.

•
SNAs are potentially well tolerated. In two Phase 1 clinical trials of AST-005 and one Phase 1 clinical trial of AST-008, we observed no drug associated adverse events when the SNA therapeutic candidate was applied topically to the skin of patients with mild to moderate psoriasis or injected subcutaneously to healthy volunteers. There are three key elements to our safety strategy. First, by administering SNAs locally, we expect to minimize systemic exposure thereby decreasing safety risk. Second, because SNAs enter cells and tissues without lipid or polymer encapsulation or complexation, we expect to avoid the toxicity risks associated with these delivery systems. Finally, due to the nuclease resistance attributable to the architecture of the SNA, we use fewer chemical modifications than are customary in nucleic acid therapeutic development.

•
SNAs can be administered locally into a number of different cell and tissue types. SNAs enter cells through class A scavenger receptors, which are present on the surface of many cell types. We believe that by accessing this mechanism, our SNAs could have therapeutic applications in organs beyond the liver, such as the brain, eye, gastrointestinal tract, lung, and skin. In preclinical studies, more than 50 cell lines and primary cells have been shown to internalize SNAs.

•
Immuno-oncology SNAs may produce a powerful immune response against tumors. In its Phase 1 trial, AST-008 was shown to elicit high levels of certain cytokines as well as activate important effector cells of the immune system, including T cells and natural killer cells which are the main drivers of an anti-tumor response. In preclinical studies, SNAs localized to endosomes and stimulated the immune system via TLRs. We have also observed in preclinical studies that SNAs can generate a cancer-specific adaptive immune response. In addition, in preclinical studies in a variety of cancer models, SNAs, in combination with certain checkpoint inhibitors, exhibited a greater anti-tumor response and increased survival than did such checkpoint inhibitors alone. Moreover, when administered as a monotherapy, AST-008 exhibited anti-tumor activity in mouse cancer models.

•
SNAs have shown greater resistance to nuclease degradation. Nucleases are proteins that degrade oligonucleotides. In preclinical studies, SNAs have been shown to have an increased nuclease resistance compared to linear oligonucleotides. We believe this is a result of our 3-D approach, and as a consequence, we believe that smaller amounts of SNAs may be required to achieve therapeutic efficacy compared to linear oligonucleotides.

•	SNAs can be manufactured at commercial scale. Based on our manufacturing work to date, we believe SNAs can be made in a low cost, high-throughput, scalable, and reproducible manner using cGMPs.
We plan to develop SNA-based therapeutics utilizing two distinct approaches. First, we will use SNA constructs containing oligonucleotides for gene regulation applications in target organs. Our first development programs have been focused on the skin because of a combination of unmet medical need and low barriers to achieving therapeutic and mechanistic proof of concepts. As we progress, we will explore the use of SNAs in other local applications, such as the brain, lung, eye and gastrointestinal tract. Second, we will seek to design SNAs for immuno-oncology applications. We believe the properties of our proprietary SNAs will allow us to develop therapeutic candidates in both fields.
Gene regulatory SNAs
Introduction to gene regulation
Gene regulation is the process of modulating target protein levels within cells. This could be a powerful approach for developing targeted therapies for diseases with known genetic origins. This approach may be for therapeutic targets that are identified as “undruggable” with small molecules or antibodies.
Gene regulation can be achieved with a number of approaches, three of which, siRNA-, miRNA-, and antisense-based therapeutics, have been the focus of commercial development. Small interfering RNAs, or siRNAs, are double-stranded RNA-like oligonucleotides that harness RNA interference, or RNAi, a potent and natural biological mechanism. When delivered into cells, siRNAs can lead to target mRNA degradation and a decrease in protein expression. miRNAs are naturally occurring small RNA molecules that modulate protein expression. Antisense therapeutics are short single-stranded oligonucleotides that bind to target mRNA and thus prevent its translation into protein.
Gene regulatory SNA advantages for therapeutic applications
We believe our gene regulatory SNAs provide the attractive features of nucleic acid therapeutics while potentially overcoming their limitations. In preclinical studies we demonstrated that gene regulatory SNAs can enter cells to a much greater extent than linear oligonucleotides and we believe do so with minimal toxicity. Our gene regulatory SNAs are designed to enter cells through class A scavenger receptors. These class A receptors are commonly found on the surface of cells throughout the body thereby providing a mechanism of cellular entry that can be accessed through the local administration of SNA therapeutics. This mechanism of cellular entry is different from many nucleic acid therapeutics which typically bind to receptors found only in the liver. We believe our gene regulatory SNAs are not limited to diseases of the liver. We have shown that certain gene regulatory SNAs cross the stratum corneum and deliver nucleic acid therapeutics to the epidermal and dermal layers of the skin ex vivo. We believe the ability of our gene regulatory SNAs to penetrate through biological barriers will open up new opportunities for the use of nucleic acid therapeutics in local applications. We believe that our gene regulatory SNAs may also have therapeutic applications in organs such as the brain, eye, gastrointestinal tract, liver, lung, and skin.
Immuno-oncology SNAs

We believe our immuno-oncology SNAs are potent and specific activators of TLRs. It has been demonstrated that oligonucleotides containing specific nucleotide sequences bind to TLRs and induce a robust immune response. The challenge in the immuno-oncology field has been to expose these oligonucleotides to the cells of the immune system in such a way as to optimally bind the TLRs and launch the activation pathway. Based on the results of our preclinical studies, we believe our immuno-oncology SNAs enter cells of the immune system, bind to a variety of TLRs, and generate a robust immune response.
SNAs localize to endosomes of immune cells, engage multiple TLRs, and activate the immune system.
Note: Image not to scale
Immuno-oncology SNA advantages for therapeutic applications
We believe that SNAs are well suited for immuno-oncology applications because of four key properties:

•
Results of our Phase 1 trial for AST-008 and our preclinical studies of AST-008 indicate that SNAs are capable of being internalized into and concentrated in the endosomes of the cells where TLRs are located. Our immuno-oncology SNAs are designed to bind to and signal through TLRs to induce innate and adaptive immune responses.

•
SNAs present their TLR agonists in a 3-D presentation, which we believe allows SNAs to engage TLRs more efficiently. We have designed and demonstrated SNAs which activate multiple classes of TLRs in cultured mouse macrophages and human B cells, as well as in a lymphoma mouse model.

•
SNAs can potentially induce a broad immune response. In a Phase 1 trial AST-008 was shown to elicit high levels of certain cytokines as well as to activate important effector cells of the immune system, including T cells and natural killer cells which are the main drivers of an anti-tumor response. We believe that such a broad immune response could include the production of cytokines that induce a potent adaptive immune response, which in turn, may confer long-term immunity.

•
In preclinical studies, immuno-oncology SNAs enhance the activity of certain checkpoint inhibitors. For example, SNAs administered in combination with anti-PD-1 antibodies have restored the anti-tumor activity of those antibodies in anti-PD-1 antibody resistant breast and colorectal cancer, and in lymphoma and melanoma mouse models. Moreover, no palpable tumors grew in the mouse breast cancer model after a second injection of tumor cells, which we believe indicates the occurrence of an adaptive immune response against that tumor.
We believe that these properties collectively make our proprietary SNAs an attractive therapeutic approach for immuno-oncology applications.
Our Research and Development Programs
Our research and development programs include the development of one SNA therapeutic candidate to address unmet medical needs in the treatment of solid tumors and one SNA therapeutic candidate to address unmet medical needs in the treatment of mild to moderate psoriasis. We are also conducting early stage research activities in neurology, ophthalmology, respiratory and gastrointestinal applications. These early stage research activities are described in more detail in the sections entitled “—Early development programs.” The table below sets forth the stage of development of our three SNA therapeutic candidates as of the date of this prospectus:
TLR9 = Toll-like Receptor 9; IL17RA = Interleukin 17 Receptor Alpha
Regulatory documents are prepared and submitted to the appropriate health authority to enable clinical trials in any given jurisdiction. In the United States, this document is called an IND application, while in other jurisdictions, this document is often called an IMPD, which is submitted as part of a CTA. The content and scope of an IND and a CTA are similar.
AST-008—an SNA for immuno-oncology
Overview
AST-008, an SNA consisting of a TLR9 agonist, is being developed for the treatment of cancer. We believe AST-008 may be used for immuno-oncology applications as a monotherapy or in combination with checkpoint inhibitors.
Phase 1 clinical development of AST-008
The Phase 1 clinical trial was a first-in-human clinical trial of AST-008 evaluating the safety, tolerability, pharmacokinetics, and pharmacodynamics of AST-008 in healthy volunteers. The trial was a randomized, single ascending dose, or SAD, trial. Sixteen healthy subjects were recruited and organized into four SAD cohorts. We began subject dosing in the fourth quarter of 2017 and announced our initial analyses of the results of the trial on September 20, 2018.
Based on our initial analyses of the Phase 1 clinical trial results, AST-008 was shown to be safe and tolerable in all subjects, with no serious adverse events and no dose limiting toxicity. AST-008 was well tolerated and all AST-008-related adverse events were of short duration, reversible and consistent with TLR9 activation. Such adverse events included flu-like symptoms, injections site reactions, and non-clinically significant lymphopenia and neutropenia.

In addition to the principle safety and tolerability endpoint, the trial screened for levels of select cytokines and markers of immune cell activation. AST-008 was shown to elicit high levels of certain cytokines as well as activate important effector cells of the immune system including T cells and natural killer cells.
For the four subjects receiving the trial’s top dose of about 20 µg/kg of AST-008, initial analyses suggest that the average fold-increase above baseline for these cytokines is approximately as follows: IFN-gamma: 3 fold; IL-6: 57 fold; IL-12: 2 fold; IP-10: 32 fold; and MCP-1: 4 fold.
We believe that such cytokine induction has clinical importance because these cytokines play an important role in immune system activity. IL-12, is an important T cell-stimulating factor, involved in the differentiation of naive T cells into Th1 cells. IP-10, also known as CXCL10, acts as a chemo-attractant for macrophages, T cells, NK cells, and dendritic cells and in antitumor activity. IL-6 is a key player in the activation, proliferation and survival of lymphocytes during active immune responses and supports shifting the immune system from a suppressive to a responsive state that can effectively act against tumors. MCP-1, or CCL2, is a small cytokine which helps recruiting monocytes, memory T cells, and dendritic cells.
In addition to the cytokine response, AST-008 was shown to activate important effector cells of the immune system, including natural killer cells or NK cells which are cytotoxic lymphocytes critical to the innate immune system, and T cells which are key effector cells of the adaptive immune system. At the trial’s top dose of about 20 µg/kg, AST-008 elicited 9.5 fold and 3.5 fold increases in the fraction of activated T cells and natural killer cells, respectively, compared to baseline. NK cells continually scan the body for abnormal cells to attack. T cells form the basis of a targeted and durable immune response and immunological memory. We believe that activation by AST-008 of the key effectors cells of both the innate and adaptive immune system makes AST-008 suitable for combination with checkpoint inhibitors.
Planned Phase 1b/2 development of AST-008
We intend to begin an open-label Phase 1b/2 trial of intra-tumorally dosed AST-008 in combination with a checkpoint inhibitor before year end. The trial will begin with an AST-008 dose finding Phase 1b stage, followed by a Phase 2 expansion stage. In the Phase 1b, we plan to enroll patients with superficial injectable tumors, but will prioritize those with Merkel cell carcinoma, cutaneous squamous cell carcinoma, melanoma, and squamous cell carcinoma of the head and neck. We expect to report the preliminary data from the Phase 1b stage in late 2019.
Historical TLR9 Agonist Healthy Volunteer Data
In 2015, Mologen AG published results (European Journal of Cancer, 2015, volume 51, supplement 1, page S12) from a healthy volunteer trial. In a single cohort, 13 subjects each received one 60 mg dose (equivalent to 923 µg/kg for a 65 kg subject) of lefitolimod subcutaneously. On average, across the cohort, there was a 7 fold-increase in IP-10 expression above baseline. No cell activation data were reported. Lefitolimod is currently in a Phase 3 clinical trial.
In 2004, Coley Pharmaceutical Group (now Pfizer, Inc.) published results (Journal of Immunotherapy, 2004, Volume 27, pages 460-471) from a single ascending dose healthy volunteer trial. In that trial, their TLR9 agonist, PF-03512676, was administered subcutaneously to six subjects per dose level. For the 20 µg/kg dose level, the average fold-increase above baseline for these cytokines is as follows: IFN-gamma: no change from baseline; IL-6: 8 fold; IL-12: no change from baseline; IP-10: 9 fold; and MCP-1: 3 fold.
Preclinical data for AST-008
We have observed that administration of AST-008 as a monotherapy can have anti-tumor activity in colon cancer, breast cancer, lymphoma and melanoma mouse models. We have also observed that, in preclinical studies in a variety of tumor models, AST-008 applied in combination with certain checkpoint inhibitors exhibited anti-tumor responses and survival rates that were greater than those demonstrated by checkpoint inhibitors alone. Importantly, in an anti-PD-1 antibody-resistant breast cancer mouse model, administration of AST-008 with certain anti-PD-1, or programmed death 1, antibodies restored the anti-tumor activity of these antibodies. We have also demonstrated that AST-008 is active when administered subcutaneously, intratumorally or intravenously, in both prevention and established mouse tumor models. The administration of AST-008 also produced localized as well as abscopal anti-tumor activity in mouse cancer models. Additionally, administration of AST-008 in combination with certain checkpoint inhibitors confers adaptive immunity in breast and colon cancer mouse models.
Our preclinical data with AST-008 illustrate many of the important attributes of our proprietary SNA technology. Our immuno-oncology SNAs bind to class A scavenger receptors and are localized on the endosomes of immune cells. These same endosomes contain TLRs and are responsible for inducing an innate immune response. SNAs present their TLR agonists externally, in a 3-D configuration, which allows SNAs to bind to TLRs efficiently. We have designed and prepared SNAs which activate multiple classes of TLRs. Our preclinical data show that SNAs induce a broad immune response. We believe that such broad immune response includes the production of cytokines that induce a potent adaptive immune response, which in turn, may confer long-term immunity. In preclinical studies, local administration of AST-008 elicits systemic pro-inflammatory cytokine response. In mouse tumor models, administration of AST-008 with anti-PD-1 antibodies suppresses regulatory T-cells, or Tregs, and myeloid-derived suppressor cells, or MDSCs, and increases the levels of CD8 effector T-cells.
AST-008 in combination with checkpoint inhibitors
We have demonstrated that the combination of AST-008 with certain anti-PD-1 antibodies enhances therapeutic activity in a number of animal models, including breast and colorectal cancers, as well as lymphoma and melanoma.
Breast cancer mouse model. We have demonstrated that administration of AST-008 with a selected anti-PD-1 antibody shows a durable anti-tumor response in an anti-PD-1 antibody insensitive mouse breast cancer model. This study was carried out with four groups, each consisting of eight mice per group. The four groups were vehicle treatment, antibody treatment alone, linear oligonucleotide plus antibody treatment, and AST-008 plus antibody treatment. Both the AST-008 and the linear oligonucleotide comparator treatments consisted of subcutaneous administration on days 3, 6, 9, 12, and 15 after tumor implantation at a dose of 0.8 mg/kg per injection. In the three groups where mice received anti-PD-1 antibody therapy, drug administration was performed intraperitoneally on days 3, 8 and 13 at a dose of 10 mg/kg per injection. The mice were monitored for mortality and their tumor volumes were periodically measured. The mice treated with the combination of AST-008 and the anti-PD-1 antibody had average tumor volume reductions of greater than 90% compared to anti-PD-1 antibody treatment alone. In addition, treatment with AST-008 resulted in an 88% average decrease in tumor volume compared to mice treated with linear oligonucleotides at the same dose. At the conclusion of the initial phase of the experiment, seven out of eight mice in the group treated with the combination of AST-008 and the anti-PD-1 antibody had no palpable tumors. In contrast, no mice treated with linear oligonucleotides and the anti-PD-1 antibody survived.
In the next phase of this study, we re-challenged the seven surviving mice from the combination group that was treated with AST-008 and anti-PD-1 with the same breast cancer tumor type. A new group of six mice that had never received any therapy, referred to here as naïve mice, was also inoculated with the same breast cancer tumor type for comparison. The tumor growth and survival were monitored in both groups of mice without further treatment with the AST-008 and anti-PD-1 antibody combination. No palpable tumors were observed in the surviving mice from the combination group through day 105 of the study, whereas naïve mice showed tumor growth. Finally, on day 105 of the study, the mice from the combination group that had survived two rounds of tumor implantation were injected with different tumor types. The mouse colon cancer tumors grew in the animals that had survived two challenges with breast cancer cells. Taken together, we believe these data demonstrate an adaptive immune response and a systemic anti-cancer vaccination against the treated tumor type. We believe these data also demonstrate that AST-008 has the potential to synergize with checkpoint inhibitors for immuno-oncology applications.
Importantly, AST-008 in combination with selected anti-PD-1 antibodies shows significantly greater activity compared to the linear oligonucleotides of the same sequence and concentration. We believe this demonstrates the potential advantage of our proprietary SNA design compared to linear oligonucleotides for effecting a tumor clearing response.

AST-008 in combination with a certain anti-PD-1 antibody in breast cancer mouse model resistant to anti-PD-1 treatment. Surviving mice from the experiment treated with anti-PD-1 and AST-008 survived when re-injected with the same EMT6 breast cancer cells, but did not survive when injected with unrelated CT-26 or 4T1 cancer cells. * p < 0.0001 versus vehicle treated group.
Melanoma mouse model. We have demonstrated the synergy of AST-008 with a selected anti-PD-1 antibody in a mouse melanoma model where the antibody is not effective on its own. This is representative of most advanced melanoma patients who receive anti-PD-1 antibodies because the majority of patients do not respond to the therapy. This study was executed with 10 mice per group, and there were four treatment groups. The animals were treated with vehicle, an anti-PD-1 antibody alone, AST-008 alone, or a combination of the antibody and AST-008. AST-008 was administered subcutaneously on days 3, 6, 9, 12, and 15 after tumor implantation at a dose of 0.8 mg/kg/injection. The anti-PD-1 antibody was injected intraperitoneally on days 5, 10 and 15 at a dose of 10 mg/kg/injection. AST-008 treatment resulted in a large decrease in tumor volume and an increase in survival versus the mice treated with vehicle or antibody alone. Importantly, mice treated with both AST-008 and the anti-PD-1 antibody had no measurable tumor volume, in contrast to animals treated with the anti-PD-1 antibody alone, where no meaningful tumor volume change or survival was observed compared to the vehicle treated group. Moreover, median survival for the anti-PD-1 treatment group was 36 days whereas median survival for the combination group was greater than 67 days, at least an 86% increase. These results suggest that AST-008 treatment may be able to potentiate anti-PD-1 antibody therapy when the antibody is ineffective on its own.

The combination of AST-008 with an anti-PD-1 antibody shows improved tumor volume reduction and increased median survival in a mouse model of melanoma compared to anti-PD-1 antibody alone. * p < 0.0001 vs vehicle treated group.
Lymphoma mouse model. In a third demonstration of how AST-008 treatment can synergize with checkpoint inhibitor antibodies, we combined our SNA with an anti-PD-1 antibody in a lymphoma mouse model. This study used 10 mice per group, and the study had four groups. At the start of the study, A20 mouse lymphoma tumor cells were implanted in mice on day 0. Mice received vehicle, AST-008 alone, the anti-PD-1 antibody alone, or a combination of AST-008 and the antibody. AST-008 was injected directly into the tumor at a dose of 2.4 mg/kg, while the antibody was dosed intraperitoneally at 5 mg/kg. Therapy began on day 8 of the study when average tumor volume was 100mm3. Both agents were dosed once a week for a total of four doses. Over the course of the study, the mice were monitored for mortality and tumor volume was measured twice a week until study termination.
AST-008 monotherapy greatly decreased the tumor volume growth rate and increased the proportion of animals surviving to the end of the study to 80%, compared to both the vehicle and anti-PD-1 antibody groups, where survival was only 20%. Importantly, in the AST-008 and a-PD-1 antibody combination group, the tumor completely regressed in nine out of 10 animals, and 90% of the mice in the group survived to the end of the study.

Tumor growth and survival curves for combinations of AST-008 and an anti-PD-1 antibody in a lymphoma mouse model

Vehicle
anti-PD-1
AST-008
anti-PD-1 + AST-008
Tumor Volume (mm3)
3000
2000
1000
0
Day
0 5 10 15 20 25 30 35 40 45 50 55
Percent Survival
120
100
80
60
40
20
0
Days
0 10 20 30 40 50 60
Vehicle
Anti-PD-1
AST-008
Anti-PD-1 + AST-008

AST-008 as a monotherapy for cancer.
We believe AST-008 potentially can be used as a monotherapy to treat cancer. We have examined AST-008 in a colon cancer mouse model, as well as in a melanoma model.
Mouse colon cancer model. Mice were implanted with colon cancer tumors. Once the tumor volume reached approximately 100 mm3, the mice were treated with vehicle or varying doses of the mouse analogue of AST-008, referred to as mu-AST-008. The mu-AST-008 was administered by intratumoral injection every three days, starting on the ninth day after tumor implantation, for a total of five doses. The dose levels were 0.8, 3.2, or 6.4 mg/kg/injection. The mice were monitored for mortality, and tumor volume measurements were obtained twice weekly until day 40 of the experiment.
The mice treated with mu-AST-008 had a dose dependent increase in survival and decrease of tumor burden compared to mice receiving the vehicle. A complete clearance of the tumors was observed in animals receiving the 6.4 mg/kg/injection dose of mu-AST-008. In addition, no mice in the group receiving the high dose of mu-AST-008 had died at day 40 of the study, while all of the vehicle-treated animals died by day 33.
Intratumoral treatment with the mouse analogue of AST-008, referred to as mu-AST-008, reduces tumor volume and increases survival in a colon cancer mouse model in a dose dependent manner. * = p < 0.0001 versus vehicle on day 23.
We believe the results of this study demonstrate that AST-008 has potential as a monotherapy for cancer.

XCUR17—a topically applied anti-IL-17RA SNA
Overview
XCUR17 targets the mRNA that encodes IL-17RA, a protein that is considered essential in the initiation and maintenance of psoriasis. Although the availability of inhibitors of TNF revolutionized the systemic treatment of severe psoriasis, studies of disease pathogenesis have shifted attention to the IL-17 pathway, in which IL-17RA is a key driver of psoriasis. IL-17 binding to IL-17RA on keratinocytes stimulates and perpetuates the inflammation cascade of psoriasis. IL-17RA-mediated inflammation can be inhibited by disrupting the protein’s function. Brodalumab, an anti-IL-17RA monoclonal antibody, was approved by the FDA as an effective treatment for chronic moderate to severe plaque psoriasis. Our strategy is to reduce the levels of IL-17RA in the skin by topically applying

XCUR17. In preclinical studies, XCUR17 showed inhibition of IL-17RA expression in the keratinocytes of the skin. We filed a CTA for a Phase 1 clinical trial of XCUR17 in patients with psoriasis in Germany in the third quarter of 2017. Our CTA was approved in February 2018 and we began dosing patients in our Phase 1 clinical trial in April 2018. We have dosed 19 of the prospective 25 patients. Full enrollment and trial completion is expected during the fourth quarter of 2018.
Psoriasis market and current treatments
According to a 2016 Global Report on Psoriasis issued by the World Health Organization, the prevalence of psoriasis in countries ranges between 0.09% and 11.43%, making psoriasis a serious global problem with at least 100 million individuals affected worldwide. According to LeadDiscovery, in 2009, over 4.5 million prescriptions were written for patients with psoriasis in the U.S., with approximately 3.9 million of these prescriptions written for topical therapies.
Patients suffering from severe psoriasis can benefit from antibody therapeutics, such as etanercept or adalimumab. These antibodies target TNF, a cytokine that plays a central role in the inflammation underlying psoriasis. When injected, the antibodies bind to TNF, diminishing TNF’s ability to act as an inflammatory signal. Patients with limited disease, or mild to moderate psoriasis, can be treated with topical or oral anti-inflammatory therapeutic agents. These patients are generally not treated with systemic anti-TNF antibodies due to adverse health risks. According to the American Academy of Dermatology, patients with limited skin disease should not automatically be treated with systemic treatments if they do not improve, because treatment with systemic therapy may carry more risk than the disease itself.
Accordingly, topically applied agents, such as corticosteroids, are widely used to treat mild to moderate psoriasis. Unlike antibodies that target a specific pathway to treat psoriasis, topical therapies generally have a non-specific mechanism of action, which may cause skin thinning, skin irritation, and other side effects. Moreover, many of these therapies become less effective at treating the disease over time as patients become refractory to treatment. Findings from National Psoriasis Foundation surveys conducted between 2003 and 2011 indicate that 52.3% of patients with psoriasis were dissatisfied with their treatment.
We believe there is an unmet medical need in mild to moderate psoriasis for a locally administered therapeutic that combines the specificity of antibodies with the convenience of topical corticosteroids without the side effects of either class of therapeutics. To date, the skin has proven to be a barrier to the penetration of many potential therapies. Some approaches for delivering oligonucleotides directly into the skin require injections, which may be uncomfortable and painful.
Our approach
The clinical success of a systemically delivered anti-IL-17RA antibody has validated that target as a clinically relevant target for psoriasis. The IL-17 pathway is important for initiating and sustaining inflammatory responses. IL-17RA stimulation in the skin causes keratinocyte and T-cell proliferation as well as immune cell infiltration, which results in the formation of psoriatic lesions.
We are developing XCUR17, an SNA containing IL-17RA antisense oligonucleotides, for the treatment of mild to moderate psoriasis, which is often defined as psoriasis that affects less than 10% body surface area and is generally not treated with systemic antibody therapy. XCUR17 is intended to be applied locally as a topically applied gel to psoriatic lesions. We expect XCUR17 to enter into cells of the epidermis, especially keratinocytes, and modulate the production of IL-17RA.
Preclinical development of XCUR17
We have gathered experimental evidence of the biological activity of XCUR17 in healthy human skin samples prior to undertaking a Phase 1 clinical trial. As a consequence, we believe we have a deeper understanding of how

XCUR17 will perform during clinical trials than would be ordinarily possible with traditional therapeutic development.
XCUR17 exhibits cellular uptake and skin penetration properties. Specifically, XCUR17 enters into keratinocytes in vitro and enters into healthy human skin ex vivo after topical application. In addition, it also down-regulates the expression of IL-17RA mRNA and protein in keratinocytes in vitro. Further, XCUR17 gel down-regulates IL-17RA mRNA in healthy human skin ex vivo.
Topical application of XCUR17 in a prototype gel to healthy human skin ex vivo results in a dose-dependent decrease in IL-17RA mRNA expression. * p < 0.05; *** p< 0.001 vs the controls
Phase 1 clinical development for XCUR17
We filed a CTA for a Phase 1 clinical trial of XCUR17 in patients with psoriasis in Germany in the third quarter of 2017. Our CTA was approved in February 2018 and we began dosing patients in our Phase 1 clinical trial in April 2018. We have dosed 19 of the prospective 25 patients. Full enrollment and trial completion is expected during the fourth quarter of 2018. The primary endpoints of the clinical trial are safety and tolerability, and the secondary endpoints include the measurement of IL-17RA mRNA and protein levels from lesional skin biopsies, lesional skin histology and other assessments of mRNA targets in the psoriasis network.
The clinical trial design allows for intra-patient comparisons of XCUR17 to a placebo and a currently approved therapeutic. A mask containing 5 holes is placed on the patient’s skin, enabling the application of three different strengths of a gel containing XCUR17 as well as a placebo and a currently approved therapeutic within one psoriatic lesion. The drug is applied daily for 26 days in up to 25 patients. Over the course of the clinical trial, the safety and tolerability of XCUR17 is monitored. In addition, the severity of psoriasis in the treated areas is assessed. At the end of the clinical trial, biopsy samples from XCUR17- and vehicle-treated areas will be taken and interrogated for IL-17RA and downstream mRNA modulation to demonstrate that XCUR17 engages the target of interest and has an effect on inflammation in the skin. We believe our clinical trial design is consistent with the clinical trial design for other topically applied therapeutic candidates that have been accepted by the FDA and EMA.

AST-005—topically applied SNAs for psoriasis
Overview
AST-005 is an SNA containing TNF antisense oligonucleotides and is intended to be applied in a gel to psoriatic lesions. We conducted a Phase 1 clinical trial to assess the safety, antipsoriatic efficacy and pharmacodynamic effect of AST-005 in 15 mild to moderate psoriasis patients in Germany. The primary endpoint of the clinical trial was the change in psoriatic infiltrate thickness compared to the start of the study, which is a method of measuring antipsoriatic effects. Secondary endpoints included evaluation of antipsoriatic efficacy by a clinical score, safety and tolerability assessments, and target mRNA reduction. The results of the clinical trial showed no adverse events related to treatment with AST-005. In addition, AST-005 application reduced the expression of TNF mRNA in a dose dependent manner in the psoriatic skin of the patients. The TNF mRNA reduction elicited by the highest strength of AST-005 gel was statistically significant when compared to the effects of the vehicle.
On December 2, 2016, we entered into the Purdue Collaboration for further development of AST-005 in mild to moderate psoriasis and in other indications. As part of our collaboration with Purdue, a Phase 1b clinical trial was conducted in Germany to evaluate the effect of AST-005 gel in patients with chronic plaque psoriasis. The trial evaluated the safety, tolerability, and plaque thickness following topical application of different strengths of AST-005 formulated as a topical gel. The trial demonstrated that AST-005 is safe and tolerable in patients at higher doses than were previously studied, however, the study did not result in a statistically significant decrease in echo lucent band thickness, one of the key indicators of efficacy in patients with psoriasis. In April 2018, Purdue notified the Company it had declined to exercise its option to develop AST-005 at that time, but that it also intended to retain rights relating to the TNF target, and Purdue reserved its right to continue joint development, with Exicure, of new anti-TNF drug candidates and to retain its exclusivity and other rights to AST-005.
Early development programs
In addition to our named pipeline programs, a variety of early stage research efforts are ongoing in areas we believe will best leverage the properties of the SNA. Potential applications of the SNA include those in neurology, ophthalmology, pulmonology, and the gastroenterology.
Neurology
Despite delivery challenges, nucleic-acid based therapy has been successfully developed to treat a central nervous system, or CNS, disorder. Nusinersen, by Ionis Pharmaceuticals and Biogen Inc., was approved in late 2016 for the treatment of spinal muscular atrophy, or SMA by the FDA. SMA is a genetic disorder characterized by progressive muscle wasting and loss of muscle function due to motor neuron dysfunction. SMA is characterized by reduced amount of survival of motor neuron 1, or SMN1, protein. The severity of the disease depends on the amount of a related protein, SMN2, where lesser quantities of SMN2 are correlated to more severe disease. SMN2 is similar to SMN1, but in patients with SMA, has a mutation that leads to production of truncated protein, which is normally rapidly degraded. Nusinersen is designed to mitigate the effects of this mutation by directing the production of a more stable variant of SMN2, increasing the level of SMN2 protein, and thus improving motor function. In clinical trials, SMA patients treated with nusinersen achieved and sustained meaningful improvement in motor function and survival compared to untreated patients.
To evaluate the superiority of the SNA over linear oligonucleotides in directing the production of a more stable variant of the SMN2 protein, we compared the effects of nusinersen in linear format with nusinersen in SNA format in cells derived from SMA patients. The data showed that treatment with SNA format of nusinersen results in greater levels of the more stable variant of SMN2 mRNA compared with linear format. SNA format of nusinersen resulted in up to 45-fold increase in the more stable SMN2 mRNA variant versus controls, while a much smaller 2.5-fold increase was observed using nusinersen in the linear format.
In a preclinical study, Nusinersen in the SNA format significantly increases the levels of stable variant of SMN2 compared to the linear format as measured by changes in mRNA levels in cells derived from SMA patients.

We collaborated with The Ohio State University Wexner Medical Center to further study the pharmacology of our nusinersen SNA in mouse models. We tested nusinersen SNA in Δ7 SMA mouse model in which the untreated SMA-bearing mice have mean survival of approximately 15 days. New born Δ7 SMA mice were treated with a single dose of nusinersen SNA or nusinersen at 10, 20 or 30 μg by via intracerebroventricular injection on day 0. Following administration of compounds, mouse survival and body weights were recorded.
Nusinersen in SNA format prolonged survival compared to linear nusinersen in Δ7 SMA mice. The 20 μg treatment group is shown below.

Nusinersen SNA
Nusinersen Linear
Control
Survival probability (%)
100
80
60
40
20
0
0
20
40
60
80
100
120
Days

In June 2018, the Company and researchers from The Ohio State University Wexner Medical Center presented a poster at the Cure SMA Annual Conference titled: “Nusinersen in spherical nucleic acid (SNA) format improves efficacy both in vitro in SMA patient fibroblasts and in Δ7 SMA mice and reduces toxicity in mice.” It was observed in a preclinical study that nusinersen in SNA format prolonged survival by four-fold (maximal survival of 115 days compared to 28 days for nusinersen-treated mice) as well as doubled the levels of healthy full-length SMN2 mRNA and protein in SMA patient fibroblasts when compared to nusinersen. Based on the results of this preclinical study, we intend to further pursue our early stage research activities in neurological applications.
We believe these results suggest that nucleic acid therapeutics based on SNA may have superior pharmacodynamic properties compared to those in the linear format, some of which are already approved by the FDA. The results also suggest that our SNA technology may have applications in a broad range of genetic disorders.
Gastroenterology
A variety of gastrointestinal disorders, including ulcerative colitis and Crohn’s disease, collectively referred to as irritable bowel disease, or IBD, are inadequately treated with existing therapies such as immunosuppressive steroids and anti-TNF antibodies.
We believe that orally applied SNAs may provide the opportunity to treat diseases such as IBD by taking advantage of the local tissue penetration of the SNA technology. Accordingly, the effect of oral SNA treatment was assessed in an induced IBD mouse model. After the induction of colitis, the mice were treated with anti-TNF SNAs on day 1, 2, 3 and 4, for a total four doses, at 100 or 200 µg/dose/mouse by oral gavage. Control mice were treated with vehicle only. The mice were monitored for mortality and scored clinically for seven days.
Clinical scores for the mice during the course of the study were assigned by considering the body weight, stool consistency, bleeding and any abnormalities observed in fur coat and abdomen. Gross pathology scores were assigned on the last day of study from the colons removed from the animals after euthanization. Gross pathology scores ranging from 0 to 5, indicating no abnormalities and multiple ulcers, respectively, were assigned based on the severity of the inflammation and ulceration in the colon.
The results showed improvement in clinical score and gross pathology for animals treated with 200 µg/dose of anti-TNF SNAs compared to those treated with vehicle only. Overall, the results suggest that oral administration of SNA had a positive effect on disease symptoms as reflected by lower clinical and pathology scores.
Oral administration of anti-TNF SNAs improve clinical scoring, left panel, and pathology results, right panel, in a mouse model of IBD. * p <0.05 vs vehicle
Ophthalmology
Ophthalmic therapies, such as antibodies, peptides or aptamers, are typically injected into the eye to reach their target tissues and achieve therapeutic effects. We believe that the penetration properties of the SNA may result in the delivery of therapeutically relevant concentrations of oligonucleotides to certain tissues in the eye after topical administration in the form of eyedrops.
To assess penetration into the eye, Dutch belted rabbits were given either eyedrops containing no SNAs, referred to as vehicle, or an SNA in a formulation targeting an ocular gene of interest. The eyedrops were administered to the animals 18 times over the course of five days. On the fifth day, the rabbit eyes were analyzed for SNA content. The results indicate that SNAs were detected in tissues at the surface of the eye, where the application occurred, but also in the retina and vitreous humor, indicating that the SNA had penetrated into the eye.

The distribution of SNAs in rabbit eyes when administered as topical drops demonstrates that SNAs penetrate the eye
We believe these results are a promising step in demonstrating that SNAs may be used to treat ophthalmic diseases with eyedrops, an alternative to injections requiring medical personnel.
Pulmonology
Altering the immunological state of the lung has promising therapeutic implications for the treatment of allergic diseases, such as asthma. In a preliminary assessment, we demonstrated an alteration of the immunological state both locally in the lung and systemically in mice after the inhalation of SNAs. An intranasal dose of PBS or nebulized formulation of AST-008 was administered to mice at 7.5 mg/kg to assess the pharmacodynamic effects of SNA delivery to the lungs. Four mice per group were used. At 4, 10, 16, or 24 hours following administration, serum was collected from the animals and bronchoalveolar lavage, or BAL, was performed to produce fluid from the lung surface. Finally, lung tissue was also collected from the animals. The fluids and tissue were subjected to cytokine concentration analysis. The results show that nebulized SNAs can produce a cytokine response in the lung tissue and BAL fluid, as well as systemically, as measured in the mouse serum. We believe these results have implications for the potential treatment of allergic diseases of the lung.

Nebulized SNAs can induce an immune response in lung tissue, BAL, and serum.

Purdue Collaboration
Pursuant to the Purdue Collaboration we entered into with Purdue on December 2, 2016, Purdue has the option to obtain from us the full worldwide development and commercial rights to AST-005, an option to obtain three additional collaboration targets and a further option to obtain from us the full worldwide development and commercial rights to any therapeutic candidates developed targeting the three additional collaboration targets. Additionally, Purdue has rights of first offer to some potential collaboration targets. These rights of first offer are subject to limitations in time and scope. In connection with the Purdue Collaboration, we received a non-refundable development fee of $10.0 million. In addition, we are eligible to receive up to $776.5 million upon successful completion of certain research, regulatory and commercial sales milestones. The research milestones are payable upon target identification and IND-enabling pre-clinical development, per program, with an aggregate total of up to $16.5 million. The regulatory milestones are payable upon the initiation or completion of clinical trials, and regulatory approval in the United States and outside the United States, per program, with an aggregate total of up to $410.0 million. The commercial sales milestones are payable upon achievement of specified aggregate product sales thresholds and total up to $350.0 million. There can be no assurance these milestones will be achieved as they are subject to highly significant risks and uncertainties, many of which are outside of our control. In the event a therapeutic candidate subject to the collaboration results in commercial sales, we are eligible to receive royalties ranging from the low single digits to a maximum of 10% on future net sales of such commercialized therapeutic candidates. In April 2018, Purdue notified the Company it had declined to exercise its option to develop AST-005 at that time, but that it also intended to retain rights relating to the TNF target, and Purdue reserved its right to continue joint development, with Exicure, of new anti-TNF drug candidates and to retain its exclusivity and other rights to AST-005.
Purdue is entitled to terminate the Purdue Collaboration by providing the Company with advance written notice. The agreement also provides termination provisions for material breaches of contract provisions that are customary for agreements of this type.
Our Intellectual Property
Proprietary Protection
Our commercial success depends in part on our ability to obtain and maintain proprietary protection for our therapeutic candidates, manufacturing and process discoveries and other know-how, to operate without infringing the proprietary rights of others, and to prevent others from infringing on our proprietary rights. We have been building and continue to build our intellectual property portfolio relating to our AST-005, XCUR17 and AST-008 therapeutic candidates and our SNA technology platform. Our policy is to seek to protect our proprietary position by, among other methods, filing and licensing U.S. and certain foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also intend to rely on trade secrets, know-how, and technological innovation to develop and maintain our proprietary position. We cannot be sure that patents will be granted with respect to any of our owned or licensed pending patent applications or with respect to any patent applications filed or licensed by us in the future, nor can we be sure that any of our existing owned or licensed patents or any patents that may be granted or licensed to us in the future will be commercially useful in protecting our technology.
Patent Rights
Our patent portfolio includes pending patent applications and issued patents in the United States and in foreign countries. As of June 30, 2018, our patent portfolio consists of over 55 issued patents and allowed patent applications and over 120 pending patent applications. Our general practice is to seek patent protection in major markets worldwide, including the U.S., Canada, China, Japan, Australia, certain members of the European Union, among others. All of the issued patents and allowed patent applications are licensed from Northwestern University. Among the pending patent applications, we license over 55 from NU, we exclusively own over 55, and we jointly own 8 with Northwestern University.
Our license from Northwestern University is for royalty bearing worldwide exclusive rights to the use of SNAs for therapeutic applications. Pursuant to the license, we are allowed to manufacture, use, offer for sale, sell and import products covered by the licensed patent rights.
Our AST-008 patent portfolio includes 24 pending U.S. nonprovisional and foreign patent applications. Foreign jurisdictions where we are seeking patent protection for our AST-008 patent portfolio include Canada, China, Japan, Australia, the European Union, India, South Korea and Mexico. Each of these applications is a composition of matter and method of use type application. The claims of these applications are directed to certain nanoscale constructs, liposomal particles, and multivalent nanostructures, and their methods of use for treating cancer and other disorders. Any patents that may issue from these applications would expire by 2034 or 2035. The expiration dates do not take into consideration any potential patent term adjustment that may be applied by the U.S. Patent Office upon issuance of the patent, any terminal disclaimers that may be filed in the future or any regulatory extensions that may be obtained.
Our XCUR17 patent portfolio includes one pending international patent application filed under the Patent Cooperation Treaty, or PCT. The pending PCT application is a composition of matter and method of use type application and includes claims to one or more oligonucleotides that are 18 nucleotides in length, and methods of use for treating dermal and other disorders. We have the option of pursuing patent protection for this pending PCT application in the U.S. and elsewhere. Any patents that may issue from this application would expire by 2037. The expiration date does not take into consideration any potential patent term adjustment that may be applied by the U.S. Patent Office upon issuance of the patent, any terminal disclaimers that may be filed in the future or any regulatory extensions that may be obtained.
Our AST-005 patent portfolio includes one pending U.S. patent application and corresponding applications in 7 foreign jurisdictions. The pending applications are composition of matter and method of use type applications and include claims to an oligonucleotide that is 18 nucleotides in length, and methods of use for treating dermal and other disorders. Any patents that may issue from these applications would expire by 2035. The expiration dates do not take into consideration any potential patent term adjustment that may be applied by the U.S. Patent Office upon issuance of the patent, any terminal disclaimers that may be filed in the future or any regulatory extensions that may be obtained.
Upon receiving FDA approval for AST-008, XCUR17 or AST-005, we intend to list applicable patents in the FDA’s Orange Book.

Patent life determination depends on the date of filing of the application and other factors as promulgated under the patent laws. In most countries, including the United States, the patent term is generally 20 years from the earliest claimed filing date of a non-provisional patent application in the applicable country.
Trade Secret and Other Protection
In addition to patented intellectual property, we also rely on trade secrets and proprietary know-how to protect our technology, especially when we do not believe that patent protection is appropriate or can be obtained. It is our policy to require our employees and consultants, outside scientific collaborators, sponsored researchers and other advisors who receive confidential information from us to execute confidentiality agreements upon the commencement of employment or consulting relationships. These agreements provide that all confidential information developed or made known to these individuals during the course of the individual’s relationship with the company is to be kept confidential and is not to be disclosed to third parties except in specific circumstances. The agreements provide that all inventions conceived by an employee shall be the property of our Company. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for our trade secrets in the event of unauthorized use or disclosure of such information.
Other Intellectual Property Rights
We seek trademark protection in the United States when appropriate. We have filed for trademark protection for the following marks: LIFE HAPPENS IN 3D, LIFE IN 3D, and EXICURE. We currently have one registered trademark, EXICURE.
From time to time, we may find it necessary or prudent to obtain licenses from third party intellectual property holders.
Northwestern University License Agreements
In September 2009, Northwestern University and AuraSense LLC, or ASLLC, one of our significant stockholders, entered into a license agreement under which Northwestern University granted ASLLC an exclusive, worldwide license under certain Northwestern University patents and patent applications to exploit products and processes in the field of the use of nanoparticles, nanotechnology, microtechnology or nanomaterial-based constructs as or accompanying therapeutics or theradiagonostics and in or for intracellular diagnostic applications and intracellular research. On December 12, 2011, ASLLC assigned to us all of its worldwide rights and interests under the Northwestern University-ASLLC license in the field of the use of nanoparticles, nanotechnology, microtechnology or nanomaterial-based constructs as therapeutics or accompanying therapeutics as a means of delivery, but expressly excluding diagnostics (the “assigned field”). In accordance with the terms and conditions of this assignment, we assumed all liabilities and obligations of ASLLC to Northwestern University as set forth Northwestern University its license agreement in the assigned field and in August 2015 we entered into a restated license agreement with Northwestern University. In February 2016, we obtained exclusive license as to Northwestern University’s rights in certain SNA technology we jointly own with Northwestern University. Our license to Northwestern University’s rights is limited to the assigned field, however we have no such limitation as to our own rights in this jointly owned technology. In June 2016, we entered into an exclusive license with Northwestern University to obtain worldwide rights to certain inhibitors of glucosylceramide synthase and their use in wound healing in diabetes. Our rights and obligations in these 2016 agreements are substantially the same as in the restated license agreement from August 2015. For purposes of the assigned field, therapeutic uses means the use of products and processes that are covered by the patents and patent applications licensed from Northwestern University for the purpose of providing a therapy or course of medical treatment to address a medical condition or disease. The Northwestern University license agreements provide to us the exclusive, worldwide right to make, have made, use, modify, sell, offer for sale and import any product or process that is covered by any claim in the licensed Northwestern University patents and patent applications. We have the right to sublicense these rights to third parties. The Northwestern University license agreements require us to use commercially reasonable efforts, consistent with demand in the marketplace, regulatory procedures and industry conditions and development timelines, to research, develop, market and manufacture the licensed products.

Our rights under the Northwestern University license agreements are subject to a variety of material limitations. First, the license specifically excludes use of the licensed patent rights to perform qualitative or quantitative in vitro analysis, testing, or measurement as well as detection of a variety of combinations of biodiagnostics field subsets and targets. Second, the license specifically prohibits us from using the licensed patent rights with regard to diagnostics, including without limitation, theradiagnostics. Third, though the license is otherwise exclusive in the assigned field, Northwestern University retains the right to use the licensed patent rights for research, teaching, and other educational purposes, including the right to distribute and publish materials related to the licensed patent rights. Fourth, the license is subject to the rights of the U.S. government under any and all applicable laws including substantially manufacturing all licensed products in the U.S. unless such requirement is waived by the U.S. government. Fifth, other than in certain circumstances, the Northwestern University license agreements are non-transferable without the consent of Northwestern University. Under the terms of the Northwestern University license agreements, depending on the circumstances, either we or Northwestern University can sue to enforce the patent rights against third party infringers.
In order to secure the assignment of the Northwestern University-ASLLC license in the field, we assumed the obligation to pay Northwestern University an annual license fee, which may be credited against any royalties based on sales of licensed products that are due to Northwestern University in the same year, and to reimburse Northwestern University for expenses associated with the prosecution and maintenance of the licensed patent rights. In addition, we assumed the obligation to pay Northwestern University royalties at a low single-digit percentage of any net revenue generated by our sale or transfer of any licensed product. In the event we grant a sublicense under the licensed patent rights, we also assumed the obligation to pay Northwestern University, on a quarterly basis, the greater of a mid-teen percentage of all sublicensee royalties or a low single-digit percent of any net revenue generated by a sublicensee’s sale or transfer of any licensed product. As of June 30, 2018, we have paid to Northwestern University an aggregate of $3.6 million in consideration of each of the obligations described above.
We may terminate our license agreements with Northwestern University at any time by providing 90 days written notice to Northwestern University. Northwestern University may terminate the agreements or, alternatively, convert our exclusive rights to non-exclusive rights if we fail to comply with certain prescribed timelines for research, development, marketing and manufacturing milestones for the licensed products. Northwestern University may also terminate the agreements if we sue, or do not terminate all agreements with a sublicensee who sues Northwestern University, in a matter not arising from the agreements themselves. Either party may terminate the agreements in the event of a material breach by the other that remains uncured for a period of 30 days after the non-breaching party provides notice to the breaching party. The agreements will automatically terminate if we reach specified thresholds of financial distress. In the event of termination, all rights immediately revert to Northwestern University. The agreements will automatically expire upon the expiration of the last to expire patent rights. In the event of expiration, the license automatically becomes a non-exclusive, irrevocable, fully-paid license to use or sublicense the use of know-how to make and sell products in each country where the license had previously been in effect.
Our technology licenses and assignments
Our strategy around protection of our proprietary technology, including any innovations and improvements, is to obtain worldwide patent coverage with a focus on jurisdictions that represent significant global pharmaceutical markets. Generally, patents have a term of twenty years from the earliest priority date, assuming that all maintenance fees are paid, no portion of the patent has been terminally disclaimed and the patent has not been invalidated. In certain jurisdictions, and in certain circumstances, patent terms can be extended or shortened. We are pursuing worldwide patent protection for at least novel molecules, compositions of matter, pharmaceutical formulations, methods of use, including treatment of disease, methods of manufacture and other novel uses for the inventive molecules originating from our research and development efforts. We continuously assess whether it is strategically more favorable to maintain confidentiality for the “know-how” regarding a novel invention rather than pursue patent protection. For each patent application that is filed we strategically tailor our claims in accordance with the existing patent landscape around a particular technology.

There can be no assurance that an issued patent will remain valid and enforceable in a court of law through the entire patent term. Should the validity of a patent be challenged, the legal process associated with defending the patent can be costly and time consuming. Issued patents can be subject to oppositions, interferences and other third party challenges that can result in the revocation of the patent or limit patent claims such that patent coverage lacks sufficient breadth to protect subject matter that is commercially relevant. Competitors may be able to circumvent our patents. Development and commercialization of pharmaceutical products can be subject to substantial delays and it is possible that at the time of commercialization any patent covering the product has expired or will be in force for only a short period of time following commercialization. We cannot predict with any certainty if any third party U.S. or foreign patent rights, or other proprietary rights, will be deemed infringed by the use of our technology. Nor can we predict with certainty which, if any, of these rights will or may be asserted against us by third parties. Should we need to defend ourselves and our partners against any such claims, substantial costs may be incurred. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief, which could effectively block our ability to develop or commercialize some or all of our products in the U.S. and abroad, and could result in the award of substantial damages. In the event of a claim of infringement, we or our partners may be required to obtain one or more licenses from a third party. There can be no assurance that we can obtain a license on a reasonable basis should we deem it necessary to obtain rights to an alternative technology that meets our needs. The failure to obtain a license may have a material adverse effect on our business, results of operations and financial condition.
We also rely on trade secret protection for our confidential and proprietary information. No assurance can be given that we can meaningfully protect our trade secrets on a continuing basis. Others may independently develop substantially equivalent confidential and proprietary information or otherwise gain access to our trade secrets.
It is our policy to require our employees and consultants, outside scientific collaborators, sponsored researchers and other advisors who receive confidential information from us to execute confidentiality agreements upon the commencement of employment or consulting relationships. These agreements provide that all confidential information developed or made known to these individuals during the course of the individual’s relationship with the company is to be kept confidential and is not to be disclosed to third parties except in specific circumstances. The agreements provide that all inventions conceived by an employee shall be the property of the company. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for our trade secrets in the event of unauthorized use or disclosure of such information.
Our success will depend in part on our ability to obtain and maintain patent protection, preserve trade secrets, prevent third parties from infringing upon our proprietary rights and operate without infringing upon the proprietary rights of others, both in the U.S. and other territories worldwide.
Manufacturing and Supply
We do not currently own or operate manufacturing facilities for the production of preclinical, clinical or commercial quantities of any of our therapeutic candidates. We currently contract with two therapeutic substance and two drug product manufacturers for the supply of SNAs and we expect to continue to do so to meet the preclinical and any clinical requirements of our therapeutic candidates. We do not have a long-term agreement with these third parties.
We have agreements for the supply of such therapeutic materials with manufacturers or suppliers that we believe have sufficient capacity to meet our demands. In addition, we believe that adequate alternative sources for such supplies exist. However, there is a risk that, if supplies are interrupted, it would materially harm our business. We typically order raw materials and services on a purchase order basis and do not enter into long-term dedicated capacity or minimum supply arrangements.
Manufacturing is subject to extensive regulations that impose various procedural and documentation requirements, which govern record keeping, manufacturing processes and controls, personnel, quality control and quality assurance, among others. Our contract manufacturing organizations manufacture our therapeutic candidates subject to cGMP conditions. cGMPs are regulatory requirements for the production of therapeutics that will be used in humans.

Competition
We believe that our scientific knowledge and expertise in SNA-based therapies provide us with competitive advantages over the various companies and other entities that are attempting to develop oligonucleotide based-therapeutics. However, we face competition at the technology and therapeutic indication levels from both large and small biotechnology companies, academic institutions, government agencies and public and private research institutions. Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.
Our success will be based in part upon our ability to identify, develop and manage a portfolio of therapeutics that are safer and more effective than competing products in the treatment of our targeted patients. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects, are more convenient or are less expensive than any therapeutics we may develop.
Competition in oligonucleotide-based therapeutics
There is intense and rapidly evolving competition in the biotechnology, pharmaceutical and oligonucleotide therapeutics fields. We believe that while our SNA technology, its associated intellectual property and our scientific and technical know-how gives us a competitive advantage in this space, competition from many sources remains. Our competition includes larger and better funded pharmaceutical, biotechnological and oligonucleotide therapeutic firms. Moreover, we not only compete with other firms, but also with current and future therapeutics.
We are aware of several companies that are developing oligonucleotide delivery platforms and oligonucleotide based therapeutics. These competitors include Ionis Pharmaceuticals, Inc., Alnylam Pharmaceuticals, Inc., Dicerna Pharmaceuticals, Inc., Arbutus Biopharma Corp., Wave Life Sciences Ltd., Arrowhead Pharmaceuticals, Inc., ProQR Therapeutics N.V., Dynavax Technologies Corp., Idera Pharmaceuticals, Inc., Mologen AG, and Checkmate Pharmaceuticals, Inc. These and other competitors compete with us in recruiting scientific and managerial talent, and for the finite funding available from biotechnology and pharmaceutical companies.
Our success will partially depend on our ability to develop and protect therapeutics that are safer and more effective than competing products. Our commercial opportunity and success will be reduced or eliminated if competing products are safer, more effective, or less expensive than the therapeutics we develop.
If our lead therapeutic candidates are approved for the indications for which we undertake clinical trials, they will compete with therapies that are either in development or currently marketed, such as the following:
Competition in psoriasis
There are currently a number of therapeutics on the market for the treatment of psoriasis. Over the counter medications such as salicylic acid and zinc pyrithione are used for treating mild to moderate psoriatic lesions. Prescription medications such as corticosteroids, calcipotriene, retinoids are available and can be applied topically. Oral therapeutics like cyclosporine and methotrexate are also used. Finally, injectable antibody-based therapies are used to decrease TNF-driven inflammation and thus reduce the symptoms of the disorder in the case of severe psoriasis.
Competition in immuno-oncology
There are a number of competitive products to SNAs for immuno-oncology on the market and in development. Ipilimumab and nivolumab from Bristol-Myers Squibb Company, atezolizumab from the Roche Group, as well as pembrolizumab from Merck & Co., Inc., are now marketed for the treatment of advanced melanoma or other cancers, and these and other therapeutic products are in development for other immuno-oncology applications. A number of our competitors are already conducting clinical trials testing combination of TLR9 agonists with checkpoint inhibitors in cancer patients. In addition, adoptive cell therapies such as CAR-T cells are showing great promise for the treatment of B-cell malignancies in clinical trials.
Government Regulation and Product Approval
Governmental authorities in the U.S., at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, packaging, promotion, storage, advertising, distribution, marketing, sales, and export and import of products such as those we are developing. Our therapeutic candidates must be approved by the FDA through the NDA process before they may be legally marketed in the U.S. and will be subject to similar requirements in other countries prior to marketing in those countries. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.
U.S. government regulation
NDA approval processes. In the U.S., the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act of 1938, or the FDCA, and implementing regulations. If we fail to comply with applicable FDA or other requirements at any time during the product development or approval process, or after approval, we may become subject to administrative or judicial sanctions, any of which could have a material adverse effect on us. These sanctions could include:

•	refusal to approve pending applications;

•	license suspension or revocation;

•	withdrawal of an approval;

•	imposition of a clinical hold;

•	warning or untitled letters;

•	seizures or administrative detention of product;

•	product recalls;

•	total or partial suspension of production or distribution; or

•	injunctions, fines, disgorgement, or civil or criminal penalties.
The process required by the FDA before a therapeutic candidate may be marketed in the U.S. generally involves the following:

•	completion of nonclinical laboratory tests, animal studies and formulation studies conducted according to Good Laboratory Practices, or GLPs, and other applicable regulations;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	performance of adequate and well-controlled human clinical trials according to Good Clinical Practices, or GCPs, to establish the safety and efficacy of the therapeutic candidate for its intended use;

•	submission to the FDA of an NDA;

•
satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the therapeutic candidate is produced to assess readiness for commercial manufacturing and conformance to the manufacturing-related elements of the application, to conduct a data integrity audit, and to assess compliance with cGMPs to assure that the facilities, methods and controls are adequate to preserve the therapeutic candidate’s identity, strength, quality and purity; and

•	FDA review and approval of the NDA.
The testing and approval process requires substantial time, effort, and financial resources, and we cannot be certain any approvals for our therapeutic candidates will be granted on a timely basis, if at all.
Once a therapeutic candidate is identified for development, it enters the preclinical or nonclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, toxicity, formulation and stability, as well as animal studies. An IND sponsor must submit the results of the nonclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. Some nonclinical testing may continue even after the IND is submitted. In addition to including the results of the nonclinical studies, the IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the first phase lends itself to an efficacy determination. Currently, the IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Submission of an IND may result in the FDA not allowing the clinical trials to commence or not allowing the clinical trials to commence on the terms originally specified in the IND. A separate submission to an existing IND must also be made for each successive clinical trial conducted during drug development, and the FDA must grant permission, either explicitly or implicitly by not objecting, before each clinical trial can begin.
All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCPs. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, research subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol, and any subsequent material amendment to the protocol, must be submitted to the FDA as part of the IND, and progress reports detailing the status of the clinical trials must be submitted to the FDA annually. Sponsors also must report to the FDA serious and unexpected adverse reactions in a timely manner, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigation brochure or any findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the therapeutic. An IRB at each institution participating in the clinical trial must review and approve the protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each research subject or the subject’s legal representative, monitor the trial until completed and otherwise comply with IRB regulations. There are also requirements governing the reporting of ongoing clinical trials and completed clinical trials results to public registries.
Human clinical trials are typically conducted in three sequential phases that may overlap or be combined.

•
Phase 1-The therapeutic candidate is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and elimination. In the case of some therapeutic candidates for severe or life-threatening diseases, such as cancer, especially when the therapeutic candidate may be inherently too toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

•
Phase 2-Clinical trials are performed on a limited patient population intended to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•
Phase 3-Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical trial sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide an adequate basis for product labeling.

Human clinical trials are inherently uncertain and Phase 1, Phase 2 and Phase 3 testing may not be successfully completed. The FDA or the sponsor may suspend a clinical trial at any time for a variety of reasons, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the therapeutic candidate has been associated with unexpected serious harm to patients.
A drug being studied in clinical trials may be made available to individual patients, in certain circumstances. Pursuant to the 21st Century Cures Act, or Cures Act, which was signed into law in December 2016, the manufacturer of an investigational drug for a serious disease or condition is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for individual patient access to such investigational drug.
During the development of a new therapeutic candidate, sponsors are given opportunities to meet with the FDA at certain points; specifically, prior to the submission of an IND, at the end of Phase 2 and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date and for the FDA to provide advice on the next phase of development. Sponsors typically use the meeting at the end of Phase 2 to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trial that they believe will support the approval of the new therapeutic.
Concurrent with clinical trials, sponsors usually complete additional animal safety studies and also develop additional information about the chemistry and physical characteristics of the therapeutic candidate and finalize a process for manufacturing commercial quantities of the therapeutic candidate in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the therapeutic candidate and the manufacturer must develop methods for testing the quality, purity and potency of the therapeutic candidate. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the therapeutic candidate does not undergo unacceptable deterioration over its proposed shelf-life.
The results of product development, nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests and other control mechanisms, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. Under the Prescription Drug User Fee Act, or PDUFA, as amended, each NDA must be accompanied by a significant user fee. The FDA adjusts the PDUFA user fees on an annual basis. PDUFA also imposes an annual product fee for products and an annual establishment fee on facilities used to manufacture prescription drug products. Fee waivers or reductions are available in certain circumstances, such as where a waiver is necessary to protect the public health, where the fee would present a significant barrier to innovation, or where the applicant is a small business submitting its first human therapeutic application for review. Within 60 days following submission of the application, the FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. It may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.
Once the submission is accepted for filing, the FDA begins an in-depth substantive review. NDAs receive either standard or priority review. A therapeutic representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant. The FDA may refer the NDA to an advisory committee for review and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it considers such recommendations carefully when making decisions.
Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure that the clinical trials were conducted in compliance with IND trial requirements and GCP requirements. To assure cGMP and GCP compliance, an applicant must incur significant expenditures of time, money and effort in the areas of training, record keeping, production and quality control.
During the product approval process, the FDA also will determine whether a REMS plan is necessary to assure the safe use of the product. If the FDA concludes a REMS plan is needed, the sponsor of the NDA must submit a proposed REMS plan. The FDA will not approve an NDA without a REMS plan, if required. The FDA has authority to require a REMS plan under the Food and Drug Administration Amendments Act of 2007, or FDAAA, when necessary to ensure that the benefits of a therapeutic outweigh the risks. In determining whether a REMS plan is necessary, the FDA must consider the size of the population likely to use the therapeutic, the seriousness of the disease or condition to be treated, the expected benefit of the therapeutic, the duration of treatment, the seriousness of known or potential adverse events, and whether the therapeutic is a new molecular entity. A REMS plan may be required to include various elements, such as a medication guide or patient package insert, a communication plan to educate health care providers of the risks, limitations on who may prescribe or dispense the therapeutic, or other measures that the FDA deems necessary to assure the safe use of the therapeutic. In addition, the REMS plan must include a timetable to assess the strategy at 18 months, three years, and seven years after the strategy’s approval.
The FDA may also require a REMS plan for a therapeutic that is already on the market if it determines, based on new safety information, that a REMS plan is necessary to ensure that the product’s benefits outweigh its risks.
Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the NDA does not satisfy its regulatory criteria for approval and deny approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. If the agency decides not to approve the NDA in its present form, the FDA will issue a complete response letter that describes all of the specific deficiencies in the NDA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if the NDA is resubmitted, FDA may again decide that the resubmitted NDA does not satisfy the criteria for approval.
Even if a product receives regulatory approval, the approval may be significantly limited to specific indications and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval. In addition, the FDA may require post-marketing clinical trials, sometimes referred to as “Phase 4” clinical trials, designed to further assess a product’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized.
Companion Diagnostics. The FDA has issued a final guidance document addressing the agency’s policy in relation to in vitro companion diagnostic tests. The guidance explains that for some therapeutics, the use of a companion diagnostic test is essential for the safe and effective use of the product, such as when the use of a product is limited to a specific patient subpopulation that can be identified by using the test. According to the guidance, the FDA generally will not approve such a product if the companion diagnostic is not also approved or cleared for the appropriate indication, and accordingly the therapeutic product and the companion diagnostic should be developed and approved or cleared contemporaneously. However, the FDA may decide that it is appropriate to approve such a product without an approved or cleared in vitro companion diagnostic device when the therapeutic is intended to treat a serious or life-threatening condition for which no satisfactory alternative treatment exists and the FDA determines that the benefits from the use of a product with an unapproved or uncleared in vitro companion diagnostic device are so pronounced as to outweigh the risks from the lack of an approved or cleared in vitro companion diagnostic device. The FDA encourages sponsors considering developing a therapeutic product that requires a companion diagnostic to request a meeting with both relevant device and therapeutic product review divisions to ensure that the product development plan will produce sufficient data to establish the safety and effectiveness of both the therapeutic product and the companion diagnostic. Because the FDA’s policy on companion diagnostics is set forth only in guidance, this policy is subject to change and is not legally binding.
Expedited review and approval. The FDA has various programs, including Fast Track, priority review, accelerated approval and breakthrough therapy, which are intended to expedite or simplify the process for reviewing therapeutic candidates, or provide for the approval of a therapeutic candidate on the basis of a surrogate endpoint. Even if a therapeutic candidate qualifies for one or more of these programs, the FDA may later decide that the therapeutic candidate no longer meets the conditions for qualification or that the time period for FDA review or approval will be lengthened. Generally, therapeutic candidates that are eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs and those that offer meaningful benefits over existing treatments. For example, Fast Track is a process designed to facilitate the development and expedite the review of therapeutic candidates to treat serious or life-threatening diseases or conditions and fill unmet medical needs. Priority review is designed to give a therapeutic candidate that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness, an initial review within eight months as compared to a standard review time of twelve months.
Although Fast Track and priority review do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track designated therapeutic candidate and expedite review of the application for a therapeutic candidate designated for priority review. Accelerated approval, which is described in Subpart H of 21 CFR Part 314, provides for an earlier approval for a new therapeutic candidate that is intended to treat a serious or life-threatening disease or condition, generally provides a meaningful advantage over available therapies and demonstrates an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, or IMM, that is reasonably likely to predict an effect on IMM or other clinical benefit. A surrogate endpoint is a laboratory measurement or physical sign used as an indirect or substitute measurement representing a clinically meaningful outcome. As a condition of approval, the FDA may require that a sponsor of a therapeutic candidate receiving accelerated approval perform post-marketing clinical trials to verify and describe the predicted effect on irreversible morbidity or mortality or other clinical endpoint, and the product may be subject to accelerated withdrawal procedures.
In the Food and Drug Administration Safety and Innovation Act, or FDASIA, which was signed into law in July 2012, the U.S. Congress encouraged the FDA to utilize innovative and flexible approaches to the assessment of therapeutic candidates under accelerated approval. The law required the FDA to issue related guidance and also promulgate confirming regulatory changes. In May 2014, the FDA published a final Guidance for Industry titled “Expedited Programs for Serious Conditions—Drugs and Biologics,” which provides guidance on FDA programs that are intended to facilitate and expedite development and review of new therapeutic candidates as well as threshold criteria generally applicable to concluding that a therapeutic candidate is a candidate for these expedited development and review programs.
In addition to the Fast Track, accelerated approval and priority review programs discussed above, the FDA also provided guidance on a new program for Breakthrough Therapy Designation, established by FDASIA to subject a new category of drugs to accelerated approval. A sponsor may seek FDA designation of a therapeutic candidate as a “breakthrough therapy” if the therapeutic is intended, alone or in combination with one or more other therapeutics, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the therapeutic may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. A request for Breakthrough

Therapy designation should be submitted concurrently with, or as an amendment to, an IND, but ideally no later than the end of the Phase 2 meeting.
Similar to FDASIA, the Cures Act, which was signed into law in December 2016, includes numerous provisions intended to accelerate the development of new products regulated by the FDA. As an example, the Cures Act provides that the FDA may allow the sponsor of an NDA for a genetically targeted drug or variant protein targeted drug to rely upon data and information previously developed by the same sponsor (or another sponsor that has provided the sponsor with a contractual right of reference to such data and information) and submitted by the sponsor in support of one or more previously approved applications submitted to the FDA for a drug that incorporates or utilizes the same or similar genetically targeted technology or the same variant protein targeted drug.
Patent term restoration and marketing exclusivity. Depending upon the timing, duration and specifics of FDA approval of the use of our therapeutic candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the therapeutic candidate’s approval date. The patent term restoration period is generally one half of the time between the effective date of an IND and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved therapeutic candidate is eligible for the extension and the application for extension must be made prior to expiration of the patent. The U.S. Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restorations of patent term for some of our currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the relevant NDA.
Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the U.S. to the first applicant to gain approval of an NDA for a new chemical entity. A therapeutic candidate is a new chemical entity if the FDA has not previously approved any other new therapeutic candidate containing the same active moiety, which is the molecule or ion responsible for the action of the therapeutic candidate substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such therapeutic candidate where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an approved NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing therapeutic candidate. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for therapeutic candidates containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.
Orphan drug designation. Under the Orphan Drug Act, the FDA may grant orphan drug designation to therapeutic candidates intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the U.S. or more than 200,000 individuals in the U.S. and for which there is no reasonable expectation that the cost of developing and making available in the U.S. a therapeutic candidate for this type of disease or condition will be recovered from sales in the U.S. for that therapeutic candidate. Orphan drug designation must be requested before submitting a marketing application for the therapeutic for that particular disease or condition. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. The FDA may revoke orphan drug designation, and if it does, it will publicize the drug is no longer designated as an orphan drug.
If a therapeutic candidate with orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the therapeutic candidate is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same therapeutic candidate for the same indication, except in very limited circumstances, for seven years. Orphan drug exclusivity, however, could also block the approval of one of our therapeutic candidates for seven years if a competitor obtains approval of the same therapeutic candidate as defined by the FDA or if our therapeutic candidate is determined to be contained within the competitor’s therapeutic candidate for the same indication or disease.
Pediatric exclusivity and pediatric use. Under the Best Pharmaceuticals for Children Act, or BPCA, certain therapeutic candidates may obtain an additional six months of exclusivity if the sponsor submits information requested in writing by the FDA, referred to as a Written Request, relating to the use of the active moiety of the therapeutic candidate in children. The FDA may not issue a Written Request for studies on unapproved or approved indications where it determines that information relating to the use of a therapeutic candidate in a pediatric population, or part of the pediatric population, may not produce health benefits in that population.
In addition, the Pediatric Research Equity Act, or PREA, requires a sponsor to conduct pediatric studies for most therapeutic candidates and biologics, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original NDAs, BLAs and supplements thereto must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must assess the safety and effectiveness of the therapeutic candidate for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the therapeutic candidate is safe and effective. The sponsor or the FDA may request a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug or biologic is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data needs to be collected before the pediatric studies begin. The FDA must send a noncompliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation. The FDA also must post the PREA noncompliance letter and sponsor’s response.
As part of the FDASIA, the U.S. Congress made a few revisions to BPCA and PREA, which were slated to expire on September 30, 2012, and made both laws permanent.
Post-approval requirements. Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements is not maintained or if problems occur after the therapeutic candidate reaches the market. Later discovery of previously unknown problems with a therapeutic candidate may result in restrictions on the therapeutic candidate or even complete withdrawal of the therapeutic candidate from the market. After approval, some types of changes to the approved therapeutic candidate, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. In addition, the FDA may under some circumstances require testing and surveillance programs to monitor the effect of approved therapeutic candidates that have been commercialized, and the FDA under some circumstances has the power to prevent or limit further marketing of a therapeutic candidate based on the results of these post-marketing programs.
Any therapeutic candidates manufactured or distributed by us or our collaborators pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things:

•	record-keeping requirements;

•	reporting of adverse experiences associated with the therapeutic candidate;

•	providing the FDA with updated safety and efficacy information;

•	therapeutic sampling and distribution requirements;

•	notifying the FDA and gaining its approval of specified manufacturing or labeling changes; and

•
complying with FDA promotion and advertising requirements, which include, among other things, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product’s approved labeling, limitations on industry-sponsored scientific and educational activities and requirements for promotional activities involving the internet.

Therapeutic manufacturers, their subcontractors, and other entities involved in the manufacture and distribution of approved therapeutic candidates are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMPs and other laws. The FDA periodically inspects manufacturing facilities to assess compliance with ongoing regulatory requirements, including cGMPs, which impose extensive procedural, substantive and record-keeping requirements upon us and any third-party manufacturers that we may decide to use if our therapeutic candidates are approved. In addition, changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require FDA approval before being implemented. FDA regulations would also require investigation and correction of any deviations from cGMPs and impose reporting and documentation requirements upon us and the third-party manufacturers. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory actions, such as warning letters, suspension of manufacturing, seizures of products, injunctive actions or other civil penalties. We cannot be certain we or our present or future third-party manufacturers or suppliers will be able to comply with the cGMP regulations and other ongoing FDA regulatory requirements. If we or our present or future third-party manufacturers or suppliers are not able to comply with these requirements, the FDA may halt our clinical trials or require us to recall a product from distribution.
New Legislation and Regulations. From time to time, legislation is drafted, introduced and passed in the U.S. Congress that could significantly change the statutory provisions governing the testing, approval, manufacturing and marketing of products regulated by the FDA. In addition to new legislation, FDA regulations and policies are often revised or interpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether further legislative changes will be enacted or whether FDA regulations, guidance, policies or interpretations will be changed or what the effect of such changes, if any, may be.
Regulation outside of the U.S.
In addition to regulations in the U.S., we will be subject to regulations of other countries governing any clinical trials and commercial sales and distribution of our therapeutic candidates. Whether or not we obtain FDA approval for a product, we must obtain approval by the comparable regulatory authorities of countries outside of the U.S. before we can commence clinical trials in such countries and approval of the regulators of such countries or economic areas, such as the European Union, before we may market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.
The currently applicable Clinical Trials Directive 2001/20/EC and Commission Directive 2005/28/EC on GCP setting out the system for the approval of clinical trials in the European Union, or EU, have been implemented through national legislation in the EU Member States. Under this system, an applicant must obtain approval from the national competent authorities in all EU Member States in which the clinical trials are to be conducted. Furthermore, the applicant may only start a clinical trial at a specific study site once approved by the competent ethics committee.
In 2014, a new Clinical Trials Regulation 536/2014, replacing the current Clinical Trials Directive, was adopted. The new Regulation will become directly applicable in all EU Member States (without national implementation) once the EU Portal and Database are fully functional. The Regulation was expected to apply by October 2018.

However, due to technical difficulties with the development of the IT systems, it is currently expected that the new Regulation will come into application during 2019. The new Regulation seeks to simplify and streamline the approval of clinical trials in the EU. For example, the sponsor shall submit a single application for approval of a clinical trial via the EU Portal. As part of the application process, the sponsor shall propose a reporting Member State, who will coordinate the validation and evaluation of the application. The reporting Member State shall consult and coordinate with the other concerned Member States. If an application is rejected, it can be amended and resubmitted through the EU Portal. If an approval is issued, the sponsor can start the clinical trial in all concerned Member States. However, a concerned Member State can in limited circumstances declare an “opt-out” from an approval. In such a case, the clinical trial cannot be conducted in that Member State. The Regulation also aims to streamline and simplify the rules on safety reporting, and introduces enhanced transparency requirements such as mandatory submission of a summary of the clinical trial results to the EU Database.
In the EU, a company may submit a marketing authorization application either: (i) at the national level with the national competent authorities in one EU Member State, or the national procedure; (ii) via mutual recognition of a national authorization in other EU Member States, or the mutual recognition procedure; (iii) at the national level in several EU Member States, or the decentralized procedure; or (iv) at centralized level with the European Medicines Agency, or EMA, referred to as the centralized procedure. The national procedure allows sponsor to choose the EU Member State in which he wishes to first submit an application. The mutual recognition procedure allows a marketing authorization granted in one EU Member State via the national procedure to be recognized in other EU Member States. The decentralized procedure allows a medicine that has not yet been authorized in the EU to be authorized in several EU Member States. The centralized procedure, whereby a medicine receives marketing authorization in all EU Member States, is compulsory for certain medicines and is optional for other types of medicines if the applicant can show eligibility.
As in the U.S., we may apply for designation of a therapeutic candidate as an orphan drug for the treatment of a specific indication in the EU before the application for marketing authorization is made. Orphan drugs in the EU enjoy economic and marketing benefits, including up to ten (10) years of market exclusivity for the approved indication unless certain exceptions apply.
Healthcare Reform
In March 2010, Congress passed the ACA, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of health spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry, and impose additional policy reforms. The ACA contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes, and fraud and abuse, impacting existing government healthcare programs and resulting in the development of new programs, including Medicare payment for performance initiatives, and improvements to the physician quality reporting system and feedback program. Other aspects of the ACA include, but are not limited to:

•
Increases in pharmaceutical manufacturer rebate liability under the Medicaid Drug Rebate Program due to an increase in the minimum basic Medicaid rebate on most branded prescription drugs, and the application of Medicaid rebate liability to drugs used in risk-based Medicaid managed care plans.

•
Expansion of the 340B Drug Pricing Program to require discounts for “covered outpatient drugs” sold to certain children’s hospitals, critical access hospitals, freestanding cancer hospitals, rural referral centers, and sole community hospital.

•	Requirements on pharmaceutical companies to offer discounts on brand-name drugs to patients who fall within the Medicare Part D coverage gap, commonly referred to as the “Donut Hole.”

•	Requirements on pharmaceutical companies to pay an annual non-tax-deductible fee to the federal government based on each company’s market share of prior year total sales of branded drugs to certain federal healthcare programs, such as Medicare, Medicaid, Department of Veterans Affairs, and Department of Defense.

•
Establishment of the Independent Payment Advisory Board, which, since 2014, has had authority to recommend certain changes to the Medicare program to reduce expenditures by the program when spending exceeds a certain growth rate and such changes could result in reduced payments for prescription drugs. Under certain circumstances, these recommendations will become law unless Congress enacts legislation achieving the same or greater Medicare cost savings. However, as of early 2017, the President has yet to nominate anyone to serve on the board.

•
Establishment of the Patient-Centered Outcomes Research Institute to identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research. The research conducted by the Patient-Centered Outcomes Research Institute may affect the market for certain pharmaceutical products.

•
Establishment the Center for Medicare and Medicaid Innovation within the Centers for Medicare and Medicaid Services, or CMS, to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending. Funding has been allocated to support the mission of the Center for Medicare and Medicaid Innovation from 2011 to 2019.

From time to time, legislation is drafted, introduced, and passed in Congress that could significantly change the statutory provisions governing the sale, marketing, coverage, and reimbursement of products regulated by CMS or other government agencies. In addition to new legislation, CMS regulations and policies are often revised or interpreted by the agency in ways significantly affecting our business and our products.
In particular, we expect that the new administration and the U.S. Congress will seek to modify, repeal, or otherwise invalidate all, or certain provisions of, the U.S. healthcare reform legislation. Since taking office, President Trump has continued to support the repeal of all or portions of the ACA. President Trump has also issued an executive order in which he stated it is his administration’s policy to seek the prompt repeal of the ACA and directed executive departments and federal agencies to waive, defer, grant exemptions from, or delay the implementation of the provisions of the ACA to the maximum extent permitted by law. There is still uncertainty with respect to the impact President Trump’s administration and the U.S. Congress may have, if any, and any changes will likely take time to unfold. Such reforms could have an adverse effect on anticipated revenues from therapeutic candidates we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop therapeutic candidates. However, we cannot predict the ultimate content, timing, or effect of any healthcare reform legislation or the impact of potential legislation on us.
Furthermore, political, economic, and regulatory influences frequently subject the healthcare industry in the U.S. to fundamental change. For example, initiatives to reduce the federal budget and debt and to reform healthcare coverage are increasing cost-containment efforts. We anticipate federal agencies, Congress, state legislatures, and the private sector will continue to review and assess alternative healthcare benefits, controls on healthcare spending, and other fundamental changes to the healthcare delivery system. Any proposed or actual changes could limit coverage for or the amounts federal and state governments will pay for health care products and services, which could also result in reduced demand for our products or additional pricing pressures, and limit or eliminate our spending on development projects and affect our ultimate profitability.
Third-Party Payor Coverage and Reimbursement
Significant uncertainty exists as to the coverage and reimbursement status of any products for which we may obtain regulatory approval. In the U.S., sales of any products for which we may receive regulatory marketing approval will depend, in part, on the availability of coverage and reimbursement from third-party payors. Third-party payors include government authorities such as Medicare, Medicaid, TRICARE, and the Veterans Administration, managed care providers, private health insurers, and other organizations.

The Medicaid Drug Rebate Program, which is part of the federal Medicaid program (a program for financially needy patients, among others), requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the Department of Health and Human Services as a condition for receiving federal reimbursement for the manufacturer’s outpatient drugs furnished to Medicaid patients.
In order for a pharmaceutical product to (i) receive federal reimbursement under Medicaid and Medicare Part B (the part of the federal Medicare program covering outpatient items and services for the aged and disabled) or (ii) be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program, which is a federal program that requires manufacturers to provide discounts to certain statutorily defined safety-net providers. The required 340B discount on a given product is calculated based on certain Medicaid Drug Rebate Program metrics the manufacturer is required to report to CMS. The failure to report or the misreporting of such pricing metrics could result in significant civil monetary penalties and fines, including up to $178,156 (adjusted for inflation) for each item of false or omitted information and $17,816 (adjusted for inflation) per day per labeler code for each day the submission of such pricing information is late beyond the due date.
The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, imposed requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities, which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for our products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.
The process for determining whether a payor will provide coverage for a product is typically separate from the process for setting the reimbursement rate a payor will pay for the product. Third-party payors may limit coverage to specific products on an approved list or formulary, which may not include all FDA-approved products for a particular indication. Also, third-party payors may refuse to include a particular branded product on their formularies or otherwise restrict patient access to a branded drug when a less costly generic equivalent or other alternative is available. Furthermore, a payor’s decision to provide coverage for a product does not imply an adequate reimbursement rate will be available. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.
Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments, and the prices of therapeutics have been a focus in this effort. The U.S. government, state legislatures, and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement, and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. Our drug candidates may not be considered medically necessary or cost-effective. If third-party payors do not consider a product to be cost-effective compared to other available therapies, they may not cover an approved product as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products at a profit.

Further, the American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. The plan for the research was published in 2012 by the Department of Health and Human Services, the Agency for Healthcare Research and Quality, or AHRQ, and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to the U.S. Congress. In addition, the ACA requires, among other things, that AHRQ broadly disseminate findings from federally funded comparative clinical effectiveness research. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of our therapeutic candidates if any such therapeutic, or the condition that it is intended to treat, is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our therapeutic candidates.
In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by the U.S. Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, started in April 2013, and, due to subsequent legislative amendments, will stay in effect through 2025 unless additional Congressional action is taken. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, or the ATRA, which among other things, also reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. We expect that additional federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare drugs and services, and in turn could significantly reduce the projected value of certain development projects and reduce our profitability.
Finally, in some foreign countries, the proposed pricing for a therapeutic candidate must be approved before it may be lawfully marketed. The requirements governing therapeutic pricing vary widely from country to country. For example, in the EU, pricing and reimbursement of pharmaceutical products are regulated at a national level under the individual EU Member States’ social security systems. Some foreign countries provide options to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A country may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our therapeutic candidates. Even if approved for reimbursement, historically, therapeutic candidates launched in some foreign countries such as some countries in the EU do not follow price structures of the U.S. and prices generally tend to be significantly lower.
Other Healthcare Laws and Regulations
If we obtain regulatory approval of our products, we may be subject to various federal and state laws targeting fraud and abuse in the healthcare industry. These laws may impact, among other things, our proposed sales and marketing strategies. In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business. These laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, privacy and security, and physician sunshine laws and regulations.
The federal Anti-Kickback Statute prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or paying remuneration (a term interpreted broadly to include anything of value, including, for example, gifts, discounts and credits), directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, an item or reimbursable, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. Violations of the federal Anti-Kickback Statute can result in significant civil monetary and criminal penalties, including $21,916 (adjusted annually for inflation) per kickback plus three times the amount of remuneration and a five year prison term per violation. Further, violation of the federal Anti-Kickback Statute can also form the basis for False Claims Act liability (discussed below). The Anti-Kickback Statute is subject to evolving interpretations. In the past, the government has enforced the Anti-Kickback Statute to reach large settlements with healthcare companies based on allegedly inappropriate consulting, discounting and other financial arrangements with physicians and others in a position to refer patients to receive items or services reimbursable by a federal healthcare program. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Many states have adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only government programs.
Additionally, the civil False Claims Act prohibits knowingly presenting or causing the presentation of a false, fictitious or fraudulent claim for payment to the U.S. government. Actions under the False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the False Claims Act can result in very significant monetary penalties, including $10,957-$21,916 (adjusted annually for inflation) for each false claim and treble the amount of the government’s damages. The federal government continues to use the False Claims Act, and the accompanying threat of significant liability, in its investigations and prosecutions of pharmaceutical and biotechnology companies throughout the U.S. Such investigations and prosecutions frequently involve, for example, the alleged promotion of products for unapproved uses and other sales and marketing practices. The government has obtained multi-million and multi-billion dollar settlements under the False Claims Act in addition to individual criminal convictions under applicable criminal statutes. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with the False Claims Act and other applicable fraud and abuse laws.
The U.S. federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, includes a fraud and abuse provision referred to as the HIPAA All-Payor Fraud Law, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
We may also be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by HITECH, and its implementing regulations, including the final omnibus rule published on January 25, 2013, imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. Penalties include up to $55,010 per violation (with a maximum fine of $1,650,300 per violation category per year) (adjusted for inflation) and ten years in prison.
We may also be subject to federal transparency laws, including the federal Physician Payment Sunshine Act, which was part of the ACA and requires manufacturers of certain drugs and biologics, among others, to track and disclose payments and other transfers of value they make to U.S. physicians and teaching hospitals, as well as physician ownership and investment interests in the manufacturer. This information is subsequently made publicly available in a searchable format on a CMS website. Failure to disclose required information may result in civil monetary penalties of up to an aggregate of $163,117 per year (or up to an aggregate of $1,087,450 per year for “knowing failures”) (adjusted for inflation), for all payments, transfers of value or ownership or investment interests that are not timely, accurately and completely reported in an annual submission. Certain states also mandate implementation of compliance programs, impose restrictions on drug manufacturer marketing practices and/or require the tracking and reporting of gifts, compensation and other remuneration to physicians and/or other healthcare providers.
Finally, as noted above, analogous state laws and regulations, such as, state anti-kickback and false claims laws may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures. Similarly, many states also have laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
Environment
Our third party manufacturers are subject to inspections by the FDA for compliance with cGMP and other U.S. regulatory requirements, including U.S. federal, state and local regulations regarding environmental protection and hazardous and controlled substance controls, among others. Environmental laws and regulations are complex, change frequently and have tended to become more stringent over time. We have incurred, and may continue to incur, significant expenditures to ensure we are in compliance with these laws and regulations. We would be subject to significant penalties for failure to comply with these laws and regulations.
Sales and Marketing
Our current focus is on the development of our existing portfolio, the initiation and completion of clinical trials and, if and where appropriate, the registration of our therapeutic candidates. We currently do not have marketing, sales and distribution capabilities. If we receive marketing and commercialization approval for any of our therapeutic candidates, we intend to market the product through strategic alliances and distribution agreements with third parties. The ultimate implementation of our strategy for realizing the financial value of our therapeutic candidates is dependent on the results of clinical trials for our therapeutic candidates, the availability of funds and the ability to negotiate acceptable commercial terms with third parties.
Advisors
We seek advice from our advisory board, which consists of a number of leading executive officers, scientists and physicians, on strategic direction, scientific and medical matters. Our advisory board may provide advice regarding

•	our research and development programs;

•	the design and implementation of our clinical programs;

•	our patent and publication strategies;

•	new technologies relevant to our research and development programs; and

•	specific scientific and technical issues relevant to our business.

The current members of our advisory board are as follows.

Name	Position and Institutional Affiliation
Freddy Boey, Ph.D.	Deputy President and Provost, Nanyang Technological University
Michael Hodges, MBBS	Chief Medical Officer, Amplyx Pharmaceuticals
Craig Mundie	President, Mundie & Associates
Amy S. Paller, M.D.	Walter J. Hamlin Professor and Chair Department of Dermatology, Northwestern University Feinberg School of Medicine
Steven T. Rosen, M.D., F.A.C.P.	Provost/Chief Scientific Officer, City of Hope
Robert P. Schleimer, Ph.D.	Chief, Division of Medicine-Allergy-Immunology, Northwestern University
Oliver von Stein, Ph.D.	Founder & CEO, iModia Biotech GmbH
John J. Renger, Ph.D.	Head of Clinical R&D/Translational Medicine, Purdue Pharma, L.P.
Employees
As of June 30, 2018, we have 28 full time employees, 11 of whom have Ph.D. degrees. Of these full time employees, 20 are engaged in research and development activities and 8 are engaged in finance, legal, human resources, business development and general management. We have no collective bargaining agreement with our employees and we have not experienced any work stoppages. We consider our relations with our employees to be good.
Facilities
Our corporate headquarters are located in Skokie, Illinois, where we lease approximately 12,000 square feet of office and laboratory space. The lease term for our office and laboratory space in Skokie, Illinois commenced in March 2012 for a lease term of three years. In March 2014, we amended the lease agreement to extend the term for an additional six years, which expires in 2021. In May 2016, we amended the lease agreement to include additional space to be used primarily for administrative functions.
We believe that our existing facilities are adequate for our current needs and have sufficient laboratory space to house additional scientists as we grow. When our lease expires, we may exercise our renewal options or look for additional or alternate space for our operations. We believe that suitable additional or alternative space will be available in the future on commercially reasonable terms.
Legal Proceedings
From time to time, we may be subject to legal proceedings. We are not currently a party to or aware of any proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Exhibit 99.1 contains express or implied forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. All statements other than statements of historical fact contained herein are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “project,” “continue,” “potential,” “ongoing” or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•
the initiation, timing, progress and results of our research and development programs, preclinical studies, clinical trials and Investigational New Drug application, or IND, Investigational Medicinal Product Dossier, Clinical Trial Application, or CTA, New Drug Application, or NDA, or other regulatory submissions;

•	our dependence on current and future collaborators for developing, obtaining regulatory approval for and commercializing therapeutic candidates in the collaboration;

•	our receipt and timing of any milestone payments or royalties under any current or future research collaboration and license agreements or arrangements;

•	our ability to identify and develop therapeutic candidates for treatment of additional disease indications;

•	our or a current or future collaborator’s ability to obtain and maintain regulatory approval of any of our therapeutic candidates;

•	the rate and degree of market acceptance of any approved therapeutic candidates;

•	the commercialization of any approved therapeutic candidates;

•	our ability to establish and maintain collaborations and retain commercial rights for our therapeutic candidates in the collaborations;

•	the implementation of our business model and strategic plans for our business, technologies and therapeutic candidates;

•
our estimates of our expenses, ongoing losses, future revenue and capital requirements, including our expectations relating to the use of proceeds from our private placement offering, and our needs for additional financing;

•	our ability to obtain additional funds for our operations;

•
our ability to obtain and maintain intellectual property protection for our technologies and therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	our reliance on third parties to conduct our preclinical studies and clinical trials;

•	our reliance on third party supply and manufacturing partners to supply the materials and components for, and manufacture, our research and development, preclinical and clinical trial supplies;

•	our ability to attract and retain qualified key management and technical personnel;

•	our expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act;

•	our financial performance;

•	the impact of government regulation and developments relating to our competitors or our industry; and

•	other risks and uncertainties listed under the section titled “Risk Factors” Part II - Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.
These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” Part II - Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.
Any forward-looking statement in this Exhibit 99.1 reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read the documents that we have filed with the SEC as exhibits thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.
This Exhibit 99.1 also contains projections and other information concerning our industry, our business and the markets for certain therapeutics, including data regarding the estimated size of those markets, their projected growth rates and the incidence of certain medical conditions. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.